Exhibit 4A

EXECUTION VERSION

MSA SAFETY INCORPORATED

$100,000,000
4.00% Amended and Restated Series A Senior Notes due October 13, 2021

$175,000,000
Private Shelf Facility
______________
AMENDED AND RESTATED NOTE PURCHASE AND PRIVATE SHELF AGREEMENT
______________
Dated March 7, 2014

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TABLE OF CONTENTS
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TABLE OF CONTENTS
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INFORMATION SCHEDULE	—	AUTHORIZED OFFICERS

SCHEDULE A	—	INFORMATION RELATING TO PURCHASERS

SCHEDULE B	—	DEFINED TERMS

EXHIBIT 1-A	—	FORM OF AMENDED AND RESTATED 4.00%
SERIES A SENIOR NOTE DUE 2021

EXHIBIT 1-B	—	FORM OF SHELF NOTE

EXHIBIT 2	—	FORM OF REQUEST FOR PURCHASE

EXHIBIT 3	—	FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT 4.4(a)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE
OBLIGORS

EXHIBIT 4.4(b)	—	FORM OF OPINION OF SPECIAL COUNSEL FOR THE
PURCHASERS

EXHIBIT 9.10-A	—	FORM OF NOTE GUARANTEE

EXHIBIT 9.10-B	—	FORM OF AMENDED AND RESTATED NOTE
GUARANTEE

EXHIBIT 10.1(d)	—	FORM OF INTERCOMPANY SUBORDINATION
AGREEMENT

SCHEDULE 4.12	—	REORGANIZATION

SCHEDULE 5.2	—	SUBSIDIARIES

SCHEDULE 5.12	—	ERISA COMPLIANCE

SCHEDULE 10.1	—	EXISTING INDEBTEDNESS

SCHEDULE 10.2	—	EXISTING LIENS

SCHEDULE 10.3	—	EXISTING GUARANTIES

SCHEDULE 10.4	—	PERMITTED INVESTMENTS

SCHEDULE 10.8	—	EXCLUDED SUBSIDIARIES

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MSA SAFETY INCORPORATED
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066

$100,000,000 4.00% Amended and Restated Series A Senior Notes due 2021
$175,000,000 Private Shelf Facility
MARCH 7, 2014
TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE A HERETO (each a “Series A Purchaser”)
TO PRUDENTIAL INVESTMENT MANAGEMENT, INC. (“Prudential”)
TO EACH OTHER PRUDENTIAL AFFILIATE WHICH BECOMES
BOUND BY THIS AGREEMENT AS HEREINAFTER
PROVIDED (together with the series a purchasers, each,
a “Purchaser” and collectively, the “Purchasers”)
Ladies and Gentlemen:
MSA SAFETY INCORPORATED, a Pennsylvania corporation (together with its successors and assigns, the “Company”) and MINE SAFETY APPLIANCES COMPANY, LLC, a Pennsylvania limited liability company (as successor to Mine Safety Appliances Company, a Pennsylvania corporation) (together with its successors and assigns, “MSA”), agree with Prudential and each of the Purchasers as set forth below.
Subject to the terms and conditions hereof, in connection with the Reorganization, the Company and the Purchasers desire to enter into this Agreement to (a) amend and restate the Original Note Purchase and Private Shelf Agreement in the form of this Agreement, (b) provide for the issuance of Shelf Notes from time to time, and (c) provide for the amendment, restatement and exchange of the Original Series A Notes in the form of the Series A Notes (as defined below).

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1.	BACKGROUND; AMENDMENT AND RESTATEMENT; CONSENTS.
1.1.    Original Series A Notes. MSA and the Original Purchasers are parties to that certain Note Purchase and Private Shelf Agreement dated as of October 13, 2010, as amended by that certain Amendment No. 1 to Note Purchase and Private Shelf Agreement dated as of April 5, 2012, Amendment No. 2 to Note Purchase and Private Shelf Agreement dated as of April, 4, 2013, and Amendment No. 3 and Waiver to Note Purchase Agreement dated as of February 12, 2014 (as so amended, the “Original Note Purchase and Private Shelf Agreement”) pursuant to which MSA previously has issued $100,000,000 in original aggregate principal amount of its 4.00% Series A Senior Notes due October 13, 2021 (all such notes, whether initially issued, or issued in substitution thereof pursuant to Section 13 of the Original Note Purchase and Private Shelf Agreement, the “Original Series A Notes”) to the Original Purchasers on the Series A Closing Day. Immediately prior to giving effect to the transactions contemplated by this Agreement on the Restatement Effective Date, the aggregate outstanding principal balance of the Original Series A Notes is $100,000,000, and accrued and unpaid interest thereon for the period from January 13, 2014 to but excluding the Restatement Effective Date is $600,000.00 (the “Accrued Interest”), and such amounts as to each Original Series A Note and each Original Purchaser are set forth on Schedule A attached hereto. In addition, MSA had previously authorized the issuance and sale of up to $50,000,000 in aggregate principal amount of its additional senior promissory notes (the “Original Shelf Notes”) upon the terms and subject to the conditions set forth in the Original Note Purchase and Private Shelf Agreement. No such Original Shelf Notes were issued under the Facility and the Facility had terminated in accordance with its terms.
1.2.    Amendment and Restatement of Original Note Purchase and Private Shelf Agreement. Effective on the Restatement Effective Date upon satisfaction of the conditions set forth in Section 4, this Agreement shall, and hereby does, amend, restate and replace in its entirety the Original Note Purchase and Private Shelf Agreement which, as so amended and restated by this Agreement, continues in full force and effect without rescission or novation thereof. The parties hereto hereby acknowledge and agree that the amendments to the Original Note Purchase and Private Shelf Agreement set forth herein could have been effected through an agreement or instrument amending such agreements, and for convenience, the parties hereto have agreed to restate the terms and provisions of the Original Note Purchase and Private Shelf Agreement, as amended hereby, pursuant to this Agreement.

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1.3.    Amendment and Restatement of Original Series A Notes. Effective on the Restatement Effective Date upon the satisfaction of the conditions set forth in Section 4, without any further action required on the part of any other Person, the Original Series A Notes shall be deemed to be automatically amended and restated to conform to and have the terms provided in the Amended and Restated 4.00% Series A Senior Notes due October 13, 2021 substantially in the form of Exhibit 1-A (as so amended and restated, and as may be further amended, restated, supplemented or otherwise modified from time to time, including any such notes issued in substitution therefrom pursuant to Section 13 of this Agreement, the “Series A Notes”), with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Each Series A Note issued on or after the Restatement Effective Date shall be in substantially the form of Exhibit 1-A hereto. On the Restatement Effective Date, the Company shall deliver to each holder of the Original Series A Note, a new Series A Note in the form of Exhibit 1-A hereto in exchange for, and in replacement of, each Original Series A Note held by such holder. Each such new Series A Note issued by the Company shall be in favor of the payee, in the principal amount and with the registration number and date set forth on Schedule A hereto under each holder’s name. For the avoidance of doubt, the Accrued Interest shall remain outstanding as of the Restatement Effective Date, and shall be payable on the Interest Payment Date following the Restatement Effective Date in accordance with the Series A Notes, together with all accrued and unpaid interest payable on the Series A Notes from and after the Restatement Effective Date.
1.4.    Consents and Assignments. As of the Restatement Effective Date, MSA hereby assigns to the Company all of MSA’s obligations, inter alia, under the Original Series A Notes, the Original Shelf Notes, and the Original Note Purchase and Private Shelf Agreement pursuant to the terms of the Reorganization, and the Company hereby assumes, and agrees that it shall be liable for, all of the obligations, liabilities and undertakings of MSA, whether now existing or hereafter arising, arising under and in respect of the Original Note Purchase and Private Shelf Agreement and the Original Series A Notes (in each case, as amended and restated pursuant to this Agreement as set forth below). Subject to the satisfaction of the conditions set forth in Section 4, each Purchaser hereby (a) consents to and acknowledges MSA’s assignment of its obligations, inter alia, under the Original Series A Notes and the Original Note Purchase and Private Shelf Agreement to the Company, (b) consents to and acknowledges the Company’s assumption of, inter alia, all of MSA’s obligations under and in respect of the Original Series A Notes and the Original Note Purchase and Private Shelf Agreement, (c) releases and discharges MSA from all of its obligations and liabilities in its capacity as issuer under the Original Series A Notes and the Original Note Purchase and Private Shelf Agreement; provided that MSA becomes a Guarantor of the Notes under this Agreement and executes and delivers to the holders of the Notes on the Restatement Effective Date a Note Guarantee in respect of the Notes, and (d) consents to the consummation of the Reorganization.
1.5.    Capitalized Terms. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

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2.    SHELF FACILITY.
2.1.    Authorization of Issue of Shelf Notes. The Company has authorized the issue of its additional senior promissory notes (the “Shelf Notes”, such term to include any such notes issued in substitution thereof pursuant to Section 13) in the aggregate principal amount of $175,000,000, to be dated the date of issue thereof, to mature, in the case of each Shelf Note so issued, no more than 15 years after the date of original issuance thereof, to have an average life, in the case of each Shelf Note so issued, of no more than 12 years after the date of original issuance thereof, to bear interest on the unpaid balance thereof from the date thereof at the rate per annum, and to have such other particular terms, as shall be set forth, in the case of each Shelf Note so issued, in the Confirmation of Acceptance with respect to such Note delivered pursuant to Section 2.2(e), to be substantially in the form of Exhibit 1-B attached hereto. The terms “Note” and “Notes” as used herein shall include each Series A Note and each Shelf Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Notes which have (i) the same final maturity, (ii) the same principal prepayment dates, (iii) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (iv) the same interest rate, (v) the same interest payment dates and (vi) the same date of issuance (which, in the case of a Note issued in exchange for another Note, shall be deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are herein called a “Series” of Notes.
2.2.    Sale and Purchase of Shelf Notes.
(a)    Facility. Prudential is willing to consider, in its sole discretion and within limits which may be authorized for purchase by Prudential Affiliates from time to time, the purchase of Shelf Notes pursuant to this Agreement. The willingness of Prudential to consider such purchase of Shelf Notes is herein called the “Facility”. At any time, the aggregate principal amount of Shelf Notes stated in Section 2.1, minus the aggregate principal amount of Shelf Notes purchased and sold pursuant to this Agreement prior to such time, minus the aggregate principal amount of Accepted Notes (as hereinafter defined) which have not yet been purchased and sold hereunder prior to such time, is herein called the “Available Facility Amount” at such time. NOTWITHSTANDING THE WILLINGNESS OF PRUDENTIAL TO CONSIDER PURCHASES OF SHELF NOTES BY PRUDENTIAL AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER PRUDENTIAL NOR ANY PRUDENTIAL AFFILIATE SHALL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY SHALL IN NO WAY BE CONSTRUED AS A COMMITMENT BY PRUDENTIAL OR ANY PRUDENTIAL AFFILIATE.

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(b)    Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of (i) the third anniversary of the date of this Agreement (or if such anniversary date is not a Business Day, the Business Day next preceding such anniversary) and (ii) the thirtieth day after Prudential shall have given to the Company, or the Company shall have given to Prudential, a written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day). The period during which Shelf Notes may be issued and sold pursuant to this Agreement is herein called the “Issuance Period”.
(c)    Request for Purchase. The Company may from time to time during the Issuance Period make requests for purchases of Shelf Notes (each such request being herein called a “Request for Purchase”). Each Request for Purchase shall be made to Prudential by telecopier or overnight delivery service, and shall (i) specify the aggregate principal amount of Shelf Notes covered thereby, which shall not be less than $5,000,000 and not be greater than the Available Facility Amount at the time such Request for Purchase is made, (ii) specify the principal amounts, final maturities and principal prepayment dates and amounts of the Shelf Notes covered thereby, (iii) specify the use of proceeds of such Shelf Notes and certify that such proceeds shall not be used for the purpose of financing a Hostile Tender Offer, (iv) specify the proposed day for the closing of the purchase and sale of such Shelf Notes, which shall be a Business Day during the Issuance Period not less than 10 days and not more than 20 days after the making of such Request for Purchase, (v) specify the number of the account and the name and address of the depository institution to which the purchase prices of such Shelf Notes are to be transferred on the Closing Day for such purchase and sale, (vi) certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on the date of such Request for Purchase no Event of Default or Default, and (vii) be substantially in the form of Exhibit 2 attached hereto. Each Request for Purchase shall be in writing signed by the Company and shall be deemed made when received by Prudential.
(d)    Rate Quotes. Not later than five Business Days after the Company shall have given Prudential a Request for Purchase pursuant to Section 2.2(c), Prudential may, but shall be under no obligation to, provide to the Company by telephone between 9:30 A.M. and 1:30 P.M. New York City local time (or such later time as Prudential may elect) interest rate quotes for principal amounts, maturities and principal prepayment schedules of Shelf Notes specified in such Request for Purchase (each such interest rate quote provided in response to a Request for Purchase herein called a “Quotation”). Each Quotation shall represent the interest rate per annum payable on the outstanding principal balance of such Shelf Notes at which Prudential or a Prudential Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.

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(e)    Acceptance. Within the Acceptance Window, an Authorized Officer of the Company may, subject to Section 2.2(f), elect to accept on behalf of the Company a Quotation as to the aggregate principal amount of the Shelf Notes specified in the related Request for Purchase (each such Shelf Note being herein called an “Accepted Note” and such acceptance being herein called an “Acceptance”). The day the Company notifies Prudential of an Acceptance with respect to any Accepted Notes is herein called the “Acceptance Day” for such Accepted Notes. Any Quotation as to which Prudential does not receive an Acceptance within the Acceptance Window shall expire, and no purchase or sale of Shelf Notes hereunder shall be made based on any such expired Quotation. Subject to Section 2.2(f) and the other terms and conditions hereof, the Company agrees to sell to a Prudential Affiliate, and Prudential agrees to cause the purchase by a Prudential Affiliate of, the Accepted Notes at 100% of the principal amount of such Notes. As soon as practicable following the Acceptance Day, the Company, Prudential and each Prudential Affiliate which is to purchase any such Accepted Notes will execute a confirmation of such Acceptance substantially in the form of Exhibit 3 attached hereto (herein called a “Confirmation of Acceptance”). If the Company should fail to execute and return to Prudential within three Business Days following the Company’s receipt thereof a Confirmation of Acceptance with respect to any Accepted Notes, Prudential may at its election at any time prior to Prudential’s receipt thereof cancel the closing with respect to such Accepted Notes by so notifying the Company in writing.
(f)    Market Disruption. Notwithstanding the provisions of Section 2.2(e), any Quotation provided pursuant to Section 2.2(d) shall expire if, prior to the time an Acceptance with respect to such Quotation shall have been notified to Prudential in accordance with Section 2.2(e), in the case of any Shelf Notes, the domestic market for U.S. Treasury securities or derivatives shall have closed or there shall have occurred a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities or derivatives. No purchase or sale of Shelf Notes hereunder shall be made based on such expired Quotation. If the Company thereafter notifies Prudential of the Acceptance of any such Quotation, such Acceptance shall be ineffective for all purposes of this Agreement, and Prudential shall promptly notify the Company that the provisions of this Section 2.2(f) are applicable with respect to such Acceptance.
(g)    Fees.
(i)    [Reserved].
(ii)    Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Day (other than the Series A Closing Day and any other Closing Day occurring within 180 days of the date of this Agreement) in an amount equal to 0.10% of the aggregate principal amount of Notes sold to such Purchaser on such Closing Day.

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(iii)    Delayed Delivery Fee. If the closing of the purchase and sale of any Accepted Note is delayed for any reason beyond the original Closing Day for such Accepted Note, the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note on the Cancellation Date or actual closing date of such purchase and sale, an amount (herein called the “Delayed Delivery Fee”) equal to the product of (1) the amount determined by Prudential to be the amount by which the bond equivalent yield per annum of such Accepted Note exceeds the investment rate per annum on an alternative Dollar investment of the highest quality selected by Prudential and having a maturity date or dates the same as, or closest to, the Rescheduled Closing Day from time to time fixed for the delayed delivery of such Accepted Note, (2) the principal amount of such Accepted Note, and (3) a fraction the numerator of which is equal to the number of actual days elapsed from and including the original Closing Day for such Accepted Note to but excluding the date of such payment, and the denominator of which is 360. In no case shall the Delayed Delivery Fee be less than zero. Nothing contained herein shall obligate any Purchaser to purchase any Accepted Note on any day other than the Closing Day for such Accepted Note, as the same may be rescheduled from time to time in compliance with Section 3.3.
(iv)    Cancellation Fee. If the Company at any time notifies Prudential in writing that the Company is canceling the closing of the purchase and sale of any Accepted Note, or if Prudential notifies the Company in writing under the circumstances set forth in the last sentence of Section 2.2(e) or the penultimate sentence of Section 3.3 that the closing of the purchase and sale of such Accepted Note is to be canceled, or if the closing of the purchase and sale of such Accepted Note is not consummated on or prior to the last day of the Issuance Period (the date of any such notification, or the last day of the Issuance Period, as the case may be, being herein called the “Cancellation Date”), the Company will pay to each Purchaser which shall have agreed to purchase such Accepted Note no later than one day after the Cancellation Date in immediately available funds an amount (the “Cancellation Fee”) equal to the product of (1) the principal amount of such Accepted Note and (2) the quotient (expressed in decimals) obtained by dividing (y) the excess of the ask price (as determined by Prudential) of the Hedge Treasury Note(s) on the Cancellation Date over the bid price (as determined by Prudential) of the Hedge Treasury Note(s) on the Acceptance Day for such Accepted Note by (z) such bid price, with the foregoing bid and ask prices as reported by Tradeweb LLC, or if such information ceases to be available through Tradeweb LLC, any publicly available source of such market data selected by Prudential, and rounded to the second decimal place.

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3.	CLOSING.
3.1.    Restatement Closing. The amendment and restatement of the Original Note Purchase and Private Shelf Agreement and the Original Series A Notes and the issuance and exchange of the Series A Notes for the Original Series A Notes, in each case as contemplated by this Agreement, shall become effective as of the Restatement Effective Date upon the satisfaction of the conditions set forth in Section 4 hereof (the “Restatement Closing”).
3.2.    Facility Closings. Not later than 11:30 A.M. (New York City local time) on the Closing Day for any Accepted Notes, the Company will deliver to each Purchaser listed in the Confirmation of Acceptance relating thereto at the offices of Prudential Capital Group, 1114 Avenue of the Americas, 30th Floor, New York, NY 10036, Attention: Law Department, or at such other place pursuant to the directions of Prudential, the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request for each Series of Accepted Notes to be purchased on the Closing Day, dated the Closing Day and registered in such Purchaser’s name (or in the name of its nominee), against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account specified in the Request for Purchase of such Notes.
3.3.    Rescheduled Facility Closings. If the Company fails to tender to any Purchaser the Accepted Notes to be purchased by such Purchaser on the scheduled Closing Day for such Accepted Notes as provided above in Section 3.2, or any of the conditions specified in Section 4 shall not have been fulfilled by the time required on such scheduled Closing Day, the Company shall, prior to 1:00 P.M., New York City local time, on such scheduled Closing Day notify Prudential (which notification shall be deemed received by each Purchaser) in writing whether (a) such closing is to be rescheduled (such rescheduled date to be a Business Day during the Issuance Period not less than one Business Day and not more than 10 Business Days after such scheduled Closing Day (the “Rescheduled Closing Day”)) and certify to Prudential (which certification shall be for the benefit of each Purchaser) that the Company reasonably believes that it will be able to comply with the conditions set forth in Section 4 on such Rescheduled Closing Day and that the Company will pay the Delayed Delivery Fee in accordance with Section 2.2(g)(iii) or (b) such closing is to be canceled. In the event that the Company shall fail to give such notice referred to in the second preceding sentence, Prudential (on behalf of each Purchaser) may at its election, at any time after 1:00 P.M., New York City local time, on such scheduled Closing Day, notify the Company in writing that such closing is to be canceled. Notwithstanding anything to the contrary appearing in this Agreement, the Company may not elect to reschedule a closing with respect to any given Accepted Notes on more than one occasion, unless Prudential shall have otherwise consented in writing.

4.	CONDITIONS TO CLOSING AND AMENDMENT AND RESTATEMENT.
The effectiveness of the Restatement Closing and each Purchaser’s obligation to purchase and pay for the Shelf Notes to be sold to such Purchaser at any Shelf Closing for such Shelf Notes is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at each such Closing, of the following conditions:

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4.1.    Representations and Warranties.
The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the applicable Closing (except to the extent of changes caused by the transactions herein contemplated).
4.2.    Performance; No Default.
The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and after giving effect to (a) the Reorganization (other than the Foreign Reorganization, which has not been consummated as of the Restatement Effective Date) and the transactions contemplated on the Restatement Effective Date and (b) the issue and sale of the Shelf Notes (and the application of the proceeds thereof as contemplated by Section 5.7), as applicable, no Default or Event of Default shall have occurred and be continuing.
4.3.    Compliance Certificates.
(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1 and 4.2 and Section 4.12 (for the Restatement Closing only) have been fulfilled and that there has been no event or condition that has resulted in or could reasonably be expected to have a Material Adverse Effect since December 31, 2013.
(b)    Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of the Secretary or an Assistant Secretary of each Obligor, dated the date of such Closing, (i) certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes, the applicable Note Guarantee, this Agreement and the other Financing Documents to which such Obligor is a party (as applicable), (ii) certifying as to the names of the Responsible Officers authorized to sign the Financing Documents on behalf of such Obligor and their true signatures, (iii) attaching certified copies of such Obligor’s certificate of incorporation, certificate of formation or other constitutional documents, as applicable, certified as true and complete of a date within 60 days of the Restatement Effective Date by the Governmental Authority of the jurisdiction of organization of such Obligor, (iv) certifying as to the operating agreement, by-laws or other similar organizational documents of such Obligor, and (v) attaching a good standing or similar certificate dated as of a recent date from (A) the state or other jurisdiction of such Obligor’s organization or formation, as applicable, and (B) from each other state or other jurisdiction in which such Obligor is qualified to do business.

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4.4.    Opinions of Counsel.
Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of such Closing (a) from Sidley Austin LLP, as special New York counsel for the Obligors, and Reed Smith LLP, as special Pennsylvania counsel for the Obligors, as to the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Bingham McCutchen LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
4.5.    Financial Projections.
Such Purchaser shall have received copies of the financial projections of the Company and its Subsidiaries for fiscal year 2014 through fiscal year 2017 that were delivered to the Bank Lenders.
4.6.    Lien Search.
Such Purchaser shall have received a Lien search in acceptable scope and with results to the satisfaction of such Purchaser and, if applicable, evidence that all necessary termination statements, release statements and other releases in connection with all Liens (other than Permitted Liens) have been filed or satisfactory arrangements have been made for such filing (including payoff letters, if applicable).
4.7.    Exchange of Original Series A Notes.
With respect to the Restatement Closing, the Company shall have issued to each Original Purchaser a new Series A Note in the form of Exhibit 1-A in the principal amount set forth under such Original Purchaser’s name on Schedule A, in exchange for such Original Purchaser’s Original Series A Note.
4.8.    Purchase and Exchange of Notes Permitted By Applicable Law, Etc.
With respect to (x) the Restatement Closing, the amendment and restatement of the Original Note Purchase and Private Shelf Agreement and the Original Series A Notes and each Original Purchaser’s exchange of its Original Series A Notes for new Series A Notes as contemplated by this Agreement, and (y) each Shelf Closing, such Purchaser’s purchase of Notes, shall in each case (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

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4.9.    Sale of Other Notes.
Contemporaneously with each Shelf Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Shelf Notes to be purchased by it at such Shelf Closing as specified in the applicable Confirmation of Acceptance.
4.10.    Payment of Fees.
(a)    Without limiting the provisions of Section 15.1, the Company shall have paid to Prudential and each Purchaser on or before such Closing any fees due it pursuant to or in connection with this Agreement, including any Issuance Fee due pursuant to Section 2.2(g)(ii) and any Delayed Delivery Fee due pursuant to Section 2.2(g)(iii), as applicable.
(b)    Without limiting the provisions of Section 15.1, the Company shall have paid on or before such Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to such Closing.
4.11.    Private Placement Number.
A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Series of Notes to be issued at such Closing.
4.12.    Reorganization.
With respect to the Restatement Closing only, the Company shall have delivered to each holder of the Original Series A Notes final executed copies of all agreements, documents and instruments necessary to effectuate the Reorganization (other than the Foreign Reorganization), all of which shall be satisfactory in form and substance to the holders of the Original Series A Notes, and the Reorganization (other than the Foreign Reorganization) shall have been consummated simultaneously with the Restatement Closing and the Original Series A Notes as contemplated hereby and the issuance of the Series A Notes in exchange for, and in replacement of, the Original Series A Notes. All appropriate corporate, limited liability company and other similar organizational action required in connection with the consummation of the Reorganization (other than the Foreign Reorganization) shall have been duly taken or obtained by the Company and each Subsidiary, and the holders of the Series A Notes shall have received evidence, in form and substance satisfactory to the holders of the Original Series A Notes, that all regulatory approvals and licenses have been received with respect to, and the absence of any legal or regulatory prohibitions or restrictions to, (a) the consummation of the Reorganization (other than the Foreign Reorganization) and (b) the execution of, and performance under, the Financing Documents by the Obligors.
4.13.    [Reserved.]

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4.14.    Delivery of Amended and Restated 2006 Note Purchase Agreement.
With respect to the Restatement Closing only, the Company shall have delivered to such Purchaser a copy of the fully executed 2006 Note Purchase Agreement and all documents, instruments and agreements executed in connection therewith, including all amendments or other modifications to each of the foregoing, accompanied by an Officer’s Certificate certifying that such copies are true, correct and complete copies thereof. All material conditions precedent to the effectiveness of the 2006 Note Purchase Agreement shall have been satisfied to the satisfaction of Prudential and the 2006 Note Purchase Agreement shall be in full force and effect as of the Restatement Effective Date.
4.15.    Delivery of Amended and Restated Bank Credit Agreement.
With respect to the Restatement Closing only, the Company shall have delivered to such Purchaser a copy of the fully executed Bank Credit Agreement and all documents, instruments and agreements executed in connection therewith, including all amendments or other modifications to each of the foregoing, accompanied by an Officer’s Certificate certifying that such copies are true, correct and complete copies thereof. All material conditions precedent to the effectiveness of the Bank Credit Agreement shall have been satisfied to the satisfaction of Prudential and the Bank Credit Agreement shall be in full force and effect as of the Restatement Effective Date.
4.16.    Note Guarantee; Intercompany Subordination Agreement.
Each of (a) MSA, (b) MSAW, (c) MSA Advanced Detection, LLC, a Pennsylvania limited liability company, (d) MSA Safety Development, LLC, a Pennsylvania limited liability company, (e) MSA Technology, LLC, a Pennsylvania limited liability company, and (f) MSA Innovation, LLC, a Pennsylvania limited liability company, shall have executed and delivered to such Original Purchaser a Note Guarantee, dated as of the Restatement Effective Date, in favor of the holders from time to time of the Original Notes and such Note Guarantee shall be in full force and effect. In addition, each Initial Subsidiary Guarantor shall have executed and delivered to such Original Purchaser an Amended and Restated Note Guarantee, dated as of the Restatement Effective Date, in favor of the holders from time to time of the Series A Notes, and such Amended and Restated Note Guarantee shall be in full force and effect. With respect to the Restatement Closing only, the Company and each Guarantor shall have executed and delivered to such Purchaser the Intercompany Subordination Agreement and such Intercompany Subordination Agreement shall be in full force and effect.
4.17.    [Reserved.]
4.18.    Insurance.
Such Purchaser shall have received evidence that adequate insurance required to be maintained under this Agreement is in full force and effect with additional insured special endorsements attached thereto, in form and substance satisfactory to such Purchaser and its counsel naming each Purchaser as an additional insured.

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4.19.    Proceedings and Documents.
All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Purchasers and the holders of the Notes recognize and acknowledge that the Company may supplement the following representations and warranties in this Section 5, including the Schedules related thereto, pursuant to a Request for Purchase; provided that no such supplement to any representation or warranty applicable to any particular Closing Day shall change or otherwise modify or be deemed or construed to change or otherwise modify any representation or warranty given on any other Closing Day or any determination of the falseness or inaccuracy thereof pursuant to Section 11(d). The Company represents and warrants to each Purchaser that:
5.1.    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.
Each Obligor and each Subsidiary of each Obligor (a) is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (c) except where the failure to do so would not have a Material Adverse Effect, is duly licensed or qualified and in good standing in each jurisdiction where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary, (d) has full power to enter into, execute, deliver and carry out this Agreement and the other Financing Documents to which it is a party, to incur the Indebtedness contemplated by the Financing Documents and to perform its obligations under the Financing Documents to which it is a party and 2006 Note Purchase Agreement, as applicable, and to consummate the transactions contemplated by the Bank Credit Agreement, and all such actions have been duly authorized by all necessary proceedings on its part, (e) is in compliance in all material respects with all applicable Laws (including Environmental Laws) applicable to it, except where the failure to do so would not have a Material Adverse Effect, and (f) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances, except Permitted Liens and except for such defects in title as could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default exists or is continuing.

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5.2.    Subsidiaries and Owners; Investment Companies.
Schedule 5.2 states (a) the name of each of the Company's Subsidiaries after giving effect to the Reorganization (other than the Foreign Reorganization), its jurisdiction of organization and the amount, percentage and type of Equity Interests in such Subsidiary held by the Company and its Subsidiaries (the “Subsidiary Equity Interests”), and (b) the name of each holder of an Equity Interest in each such Subsidiary and the amount, percentage and type of such Equity Interest. The Company and each Subsidiary of the Company has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien (other than Permitted Liens or, in the case of any Foreign Subsidiary, any restriction imposed by local Law) and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Obligors or Subsidiaries of any Obligor is an “investment company” registered or required to be registered under the Investment Company Act of 1940 or under the “control” of an “investment company” as such terms are defined in the Investment Company Act of 1940.
5.3.    Validity and Binding Effect.
This Agreement and each of the other Financing Documents (a) have been duly and validly executed and delivered by each Obligor party thereto, and (b) constitute, or will constitute, legal, valid and binding obligations of each Obligor which is or will be a party thereto, enforceable against such Obligor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally or by equitable principles relating to enforceability.
5.4.    No Conflict; Material Agreements; Consents.
Neither the execution and delivery of this Agreement or the other Financing Documents by any Obligor nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will (a) contravene or breach any of the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents of any Obligor, (b) contravene or violate any Law to which any Obligor or any of its Subsidiaries is subject or (c) constitute a default under or result in a breach of any material agreement or instrument or order, writ, judgment, injunction or decree to which any Obligor or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property of any Obligor or any of its Subsidiaries. There is no default under such material agreement (referred to above) and none of the Obligors or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to have a Material Adverse Effect. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Governmental Authority or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement and the other Financing Documents and/or the Reorganization, other than those obtained and in full force and effect.

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5.5.    Litigation.
Except as disclosed in the Company’s Annual Reports or Quarterly Reports filed with the Securities and Exchange Commission prior to the Restatement Effective Date, which such documents are filed for public availability on the EDGAR website, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against any Obligor or any Subsidiary of such Obligor at law or in equity before any Governmental Authority which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. None of the Obligors or any Subsidiaries of any Obligor is in violation of any order, writ, injunction or any decree of any Governmental Authority which could reasonably be expected to have a Material Adverse Effect.
5.6.    Financial Statements.
(a)    Historical Statements. The Company has delivered to each of the holders of the Notes copies of its audited consolidated year-end financial statements for and as of the end of the fiscal year ended December 31, 2013 (such annual statements being referred to as the “Statements”). The Statements were compiled from the books and records maintained by the Company's management, are correct and complete in all material respects and fairly represent in all material respects the consolidated financial condition of the Company and its Subsidiaries as of their dates and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied, subject (in the case of the interim statements) to the absence of footnotes required by GAAP and normal year-end audit adjustments.
(b)    Absence of Material Adverse Change. Since December 31, 2013, no Material Adverse Change has occurred.
5.7.    Use of Proceeds; Margin Stock.
The Company has applied the proceeds of the sale of the Original Series A Notes to finance, in part, the GM Acquisition and for general corporate purposes and will apply the proceeds of the sale of the Shelf Notes as set forth in the applicable Request for Purchase. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer. None of the Obligors or any Subsidiaries of any Obligor engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of the Notes will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Obligors or any Subsidiary of any Obligor holds or intends to hold margin stock in such amounts that more than twenty five percent (25%) of the reasonable value of the assets of any Obligor or Subsidiary of any Obligor are or will be represented by margin stock.

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5.8.    Full Disclosure.
Neither this Agreement nor any other Financing Document, nor any certificate, statement, agreement or other documents furnished to Prudential or the Purchasers in connection herewith or therewith (other than the Projections and information of a general and economic nature or industry-specific nature), contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading.
5.9.    Taxes.
All federal, state, local and other tax returns required to have been filed with respect to each Obligor and each Subsidiary of each Obligor have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
5.10.    Patents, Trademarks, Copyrights, Licenses, Etc.
Each Obligor and each Subsidiary of each Obligor owns or possesses all material patents, trademarks, service marks, trade names, copyrights, licenses, registrations, franchises, permits and rights (the “Intellectual Property”) necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Obligor or Subsidiary, without known possible, alleged or actual conflict with the rights of others.
5.11.    Insurance.
The properties of each Obligor and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Obligor and Subsidiary in accordance with prudent business practice in the industry of such Obligors and Subsidiaries.
5.12.    ERISA Compliance.
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Company, nothing has occurred which would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

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(b)    Except as disclosed in Schedule 5.12, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year); (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(c)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(c) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Original Notes purchased by such Purchaser under the Original Note Purchase and Private Shelf Agreement.
5.13.    [Reserved].
5.14.    Senior Debt Status.
The payment obligations of each Obligor under this Agreement, the Notes, the Note Guarantees and each of the other Financing Documents to which any Obligor is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Obligor, except Indebtedness of such Obligor to the extent secured by Permitted Liens.
5.15.    Solvency.
Before and after giving effect to the issuance, exchange and sale of the Notes hereunder, and the Reorganization (other than the Foreign Reorganization, which has not been consummated as of the Restatement Effective Date), the Obligors, taken as a whole, are Solvent.
5.16.    Governmental Authorizations, Etc.
Except for (i) filings completed on or before the Restatement Effective Date and (ii) consents, approvals and filings required in order to effectuate the Foreign Reorganization, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Notes, any other Financing Document or the Reorganization.

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5.17.    Private Offering by the Company.
Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject (a) the issuance of the Series A Notes in exchange for the Original Series A Notes or (b) the issuance or sale of any of the Shelf Notes, to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
5.18.    Foreign Assets Control Regulations, Etc.
(a)    Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”), (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

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(b)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance in all material respects with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.
(c)    Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union.
(d)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder.
(e)    No part of the proceeds from the sale of any Shelf Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

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5.19.    Status under Certain Statutes.
Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
5.20.    No Default.
Immediately prior to, and after giving effect to, the Reorganization (other than the Foreign Reorganization) and the transactions contemplated by this Agreement and the other Financing Documents, no Default or Event of Default has occurred and is continuing.

6.	REPRESENTATIONS OF THE PURCHASERS.
6.1.    Purchase for Investment.
Each Purchaser severally represents that it purchased the Original Series A Notes and is purchasing the Shelf Notes to be purchased by it hereunder, as applicable, for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Original Series A Note and the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Original Series A Notes or the Notes.
6.2.    Source of Funds.
Each Purchaser severally represents that as of the Series A Closing Day (or such later date when such Purchaser purchased the Original Series A Notes or hereafter acquires any of the Series A Notes from any Original Purchaser) and on the Closing Day for any issuance of Shelf Notes at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by it hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

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(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part V(h) of the QPAM Exemption, and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

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(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.
7.1.    Financial and Business Information.
The Company shall deliver to Prudential and each holder of Notes that is an Institutional Investor:
(i)    Quarterly Statements -- as soon as available and in any event within forty-five (45) calendar days after the end of each of the first three (3) fiscal quarters in each fiscal year of the Company, financial statements of the Company, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income, stockholders' equity and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by a Senior Financial Officer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year;
(j)    Annual Statements -- as soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, financial statements of the Company consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by PricewaterhouseCoopers LLP or such other firm of independent certified public accountants of nationally recognized standing selected by the Company, which certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur, and provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Obligor under any of the Financing Documents;

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(k)    SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Subsidiary to its public securities holders generally, and (ii) any reports, including Forms 10-K, 10-Q and 8-K, registration statements and prospectuses and other shareholder communications, filed by the Company with the Securities and Exchange Commission which are not posted to the EDGAR website;
(l)    Notice of Default or Event of Default -- promptly and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(m)    [Reserved;]
(n)    Employee Benefit Matters -- promptly upon the occurrence thereof, written notice of any ERISA Event;
(o)    Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(p)    IFRS Reconciliations -- at any time following the Company’s election to use IFRS in preparing the financial statements referred to herein, (i) concurrently with any delivery of financial statements under Sections 7.1(a) or 7.1(b) hereof, deliver a reconciliation between such statements prepared using IFRS and GAAP and (ii) if requested by the Required Holders, provide financial statements under Sections 7.1(a) and/or 7.1(b) hereof, prepared in accordance with both IFRS and GAAP;
(q)    Litigation -- promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Governmental Authority or any other Person against any Obligor or Subsidiary of any Obligor which, involve a claim or series of claims which could reasonably be expected to have a Material Adverse Effect;
(r)    Organizational Documents -- promptly and in any event within five days of the execution thereof, a copy of any amendment to the organizational documents of any Obligor;
(s)    Erroneous Financial Information -- promptly upon any such conclusion or determination, written notice of any conclusion by the Company or any determination by or advice from its accountants that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance;
(t)    Annual Budget -- as soon as available, and in any event on or before March 1st of each fiscal year of the Company, a copy of the Company’s annual budget and any forecasts or projections of the Company for such fiscal year;

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(u)    Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any holder that is an Institutional Investor, including information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes.
7.2.    Officer’s Certificate.
Each set of financial statements delivered to Prudential or a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(a)    Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.2, Section 10.6, Section 10.14 through Section 10.16 and any Additional Covenant incorporated into this Agreement pursuant to Section 9.9, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(b)    Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and
(c)    Subsidiary Guarantees — a list of all Additional Subsidiary Guarantors as of the date of such certificate which have or are required pursuant to Section 9.10 of this Agreement to execute a Note Guarantee in respect of the Notes.

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7.3.    Visitation.
Subject to (y) the rights of tenants and (z) applicable health and safety laws, and except to the extent disclosure could reasonably be expected to contravene attorney-client privilege or similar protection or violate any bona fide confidentiality or privacy obligation owing to any third party or otherwise contravene applicable Law, the Company shall, and shall cause each of its Subsidiaries to, permit the representatives of each holder of Notes that is an Institutional Investor, to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of such holders may reasonably request; provided that each holder shall provide the Company with reasonable notice prior to any visit or inspection; and provided, further, that (i) absent an Event of Default, the Obligors shall only be required to pay for one (1) such visit and inspection in any twelve (12) month period and (ii) when an Event of Default exists any holder of the Notes (or any of their representatives or independent contractors) may do any of the foregoing at the expense of the Obligors at any time during normal business hours without advance notice. In the event any holder desires to conduct an audit of any Obligor, such holder shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by any other holder of Notes.
7.4.    Electronic Delivery.
Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c), (l) or (m) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
(i)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each holder of a Note by e-mail;
(ii)    the Company shall have timely filed its Form 10–Q or Form 10–K, within the time period specified in Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at http://www.msasafety.com as of the date of this Agreement;
(iii)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 or any items referred to in Section 7.1(l) or 7.1(m), as applicable, are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or
(iv)    the Company shall have filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

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provided however, that in the case of any of clauses (ii), (iii) or (iv), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.

8.	PAYMENT AND PREPAYMENT OF THE NOTES.
8.1.    Required Prepayments; Maturity.
(d)    Series A Notes. On October 13, 2017 and on each October 13th thereafter to and including October 13, 2020 the Company will prepay $20,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Series A Notes at par and without payment of the Make-Whole Amount or any premium; provided that upon any partial prepayment of the Series A Notes pursuant to Section 8.2, the principal amount of each required prepayment of the Series A Notes becoming due under this Section 8.1(a) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Series A Notes is reduced as a result of such prepayment. The entire remaining unpaid principal balance of the Series A Notes shall be due and payable on October 13, 2021.
(e)    Shelf Notes. Each Series of Shelf Notes shall be subject to required prepayments, if any, set forth in the Notes of such Series, provided that upon any partial prepayment of the Shelf Notes of any Series pursuant to Section 8.2, the principal amount of each required prepayment of the Shelf Notes of such Series becoming due under this Section 8.1(b) on and after the date of such prepayment shall be reduced in the same proportion as the aggregate unpaid principal amount of the Shelf Notes of such Series is reduced as a result of such prepayment.

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8.2.    Optional Prepayments with Make-Whole Amount.
The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, any Series of Notes, in a principal amount of $1,000,000 or any integral multiple of $100,000 in excess thereof in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of the Series of Notes to be prepaid written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Series of Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of the Series of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
8.3.    Allocation of Partial Prepayments.
In the case of each partial prepayment of the Notes of any Series pursuant to Section 8.1 or 8.2, the principal amount of the Notes of such Series to be prepaid shall be allocated among all of the Notes of such Series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
8.4.    Maturity; Surrender, Etc.
In the case of each prepayment of Notes of any Series pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.5.    Purchase of Notes.
The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

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8.6.    Make-Whole Amount.
The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or Section 8.7 or has become or is declared to be immediately due and payable pursuant to Section 12.1.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding sentence, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield will be rounded to that number of decimals as appears in the coupon for the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

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“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, Section 8.7 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.7 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
8.7.    Prepayment on a Change in Control.
(a)    Promptly upon becoming aware that a Change in Control has occurred, the Company shall give written notice of such fact (the “Company Notice”) to all holders of the Notes. The Company Notice shall (i) describe the facts and circumstances of such Change in Control in reasonable detail, (ii) refer to this Section 8.7 and the rights of the holders hereunder and state that a Change in Control has occurred, (iii) contain an offer by the Company to prepay the entire unpaid principal amount of Notes held by each holder, together with interest thereon to the prepayment date selected by the Company with respect to each Note, plus the Make-Whole Amount with respect thereto, which prepayment shall be on a date specified in the Company Notice and which date shall be a Business Day not less than 30 days and not more than 45 days after such Company Notice is given, (iv) request each holder to notify the Company in writing by a stated date (the “Change in Control Response Date”), which date is not less than 30 days after such holder’s receipt of the Company Notice, of its acceptance or rejection of such prepayment offer and (v) be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such Company Notice were the date of the prepayment), setting forth the details of such computation. If a holder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer.
(b)    Two Business Days prior to the prepayment date specified in the Company Notice, the Company shall deliver to each holder of Notes to be prepaid a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the prepayment date.
(c)    On the prepayment date specified in the Company Notice, the entire unpaid principal amount of the Notes held by each holder of Notes who has accepted such prepayment offer (in accordance with paragraph (a) above), together with interest thereon to the prepayment date with respect to each such Note and the Make-Whole Amount with respect thereto shall become due and payable.

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9.	AFFIRMATIVE COVENANTS.
The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:
9.1.    Preservation of Existence, Etc.
The Company shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, partnership or limited liability company, as the case may be, and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 10.5 and except, in the case of good standing, where such failure could not reasonably be expected to have a Material Adverse Effect.
9.2.    Payment of Liabilities, Including Taxes, Etc.
The Company shall, and shall cause each of its Subsidiaries to, duly pay and discharge all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that (i) such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made, or (ii) the failure to pay any such liability would not constitute an Event of Default and would not reasonably be expected to have a Material Adverse Effect.
9.3.    Maintenance of Insurance.
The Company shall, and shall cause each of its Material Subsidiaries to, insure its properties and assets against loss or damage by fire and such other insurable hazards as such assets are commonly insured (including fire, extended coverage, property damage, workers' compensation, public liability and business interruption insurance) and against other risks (including errors and omissions) in such amounts as similar properties and assets are insured by prudent companies in similar circumstances carrying on similar businesses, and with reputable and financially sound insurers, including self-insurance to the extent deemed prudent by the Company’s board of directors.
9.4.    Maintenance of Properties and Leases.
The Company shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those properties necessary to operate its business, and from time to time, the Company shall, shall cause its Subsidiaries to, make or cause to be made all appropriate repairs, renewals or replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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9.5.    Keeping of Records and Books of Account.
The Company shall, and shall cause each of its Subsidiaries to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue consolidated financial statements in accordance with GAAP and as otherwise required by the applicable Laws of any Governmental Authority having jurisdiction over the Company or any Subsidiary of the Company, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs.
9.6.    Compliance with Laws; Use of Proceeds.
The Company shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 9.6 if any failure to comply with any Law would not reasonably be expected to have a Material Adverse Effect. The Company shall, and shall cause each of its Subsidiaries to, use the proceeds of the Notes only in accordance with Section 5.7 and as permitted by applicable Law.
9.7.    Further Assurances.
The Company shall, from time to time, at its expense, do such other acts and things as each holder of Notes may reasonably request from time to time in order to exercise and enforce its rights and remedies thereunder.
9.8.    [Reserved].

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9.9.    Most Favored Lender.
(a)    If at any time the Bank Credit Agreement or the 2006 Note Purchase Agreement shall include any financial covenant, undertaking, restriction, event of default or other provision (or any thereof shall be amended or otherwise modified) that provides for limitations on or measures of indebtedness, interest expense, fixed charges, net worth, stockholders’ equity or total assets, changes in control of the Company or transfers of interests in assets of the Company or any Subsidiary (however expressed and whether stated as a ratio, as a fixed threshold, as an event of default or otherwise) and such covenant, undertaking, restriction, event of default or provision is not contained in this Agreement or would be more beneficial to the holders of Notes than any analogous covenant, undertaking, restriction, event of default or provision contained in this Agreement (any such covenant, undertaking, restriction, event of default or provision, an “Additional Covenant”), then the Company shall provide a Most Favored Lender Notice to the holders of Notes. Thereupon, unless waived in writing by the Required Holders within five (5) Business Days of receipt of such notice by the holders of the Notes, such Additional Covenant (including any associated cure period) shall be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date when such Additional Covenant became effective under the Bank Credit Agreement or 2006 Note Purchase Agreement, as applicable. Thereafter, upon the request of any holder of a Note, the Company shall enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing. Notwithstanding anything contained in this Section 9.9(a) to the contrary, in no event shall any amendment to the covenant levels set forth in any covenant contained in the Bank Credit Agreement or the 2006 Note Purchase Agreement as of the Restatement Effective Date be deemed to constitute an Additional Covenant for purposes of this Section 9.9(a).

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(b)    Any Additional Covenant (including any associated cure period) incorporated into this Agreement pursuant to this Section 9.9 (herein referred to as an “Incorporated Covenant”) (i) shall be deemed automatically amended herein to reflect any subsequent amendments made to such Additional Covenant (including any associated cure period) under the Bank Credit Agreement or 2006 Note Purchase Agreement, as applicable; provided that if any Default or an Event of Default then exists (including in respect of such Incorporated Covenant) and the amendment of such Additional Covenant would result in such Additional Covenant being less restrictive on the Company, such Incorporated Covenant shall only be deemed automatically amended at such time as no Default or Event of Default then exists) and (ii) shall be deemed automatically deleted from this Agreement at such time as such Additional Covenant is deleted or otherwise removed from the Bank Credit Agreement or 2006 Note Purchase Agreement (as applicable) or the Bank Credit Agreement or 2006 Note Purchase Agreement (as applicable) shall have been terminated, all commitments thereunder cancelled and all liabilities existing thereunder paid in full (other than unasserted contingent liabilities and obligations); provided that, if a Default or an Event of Default then exists (including in respect of such Incorporated Covenant), such Incorporated Covenant shall only be deemed automatically deleted from this Agreement at such time as no Default or Event of Default then exists. Upon the request of the Company, the holders of Notes shall (at the Company’s sole cost and expense) enter into any additional agreement or amendment to this Agreement requested by the Company evidencing the amendment or deletion of any such Incorporated Covenant in accordance with the terms hereof. If any Person party to the Bank Credit Agreement or the 2006 Note Purchase Agreement (as applicable) receives any remuneration, fee or other compensation as consideration for any amendment, waiver, modification, deletion or termination of any Additional Covenant that constitutes an Incorporated Covenant hereunder, such amendment, waiver, modification, deletion or termination shall not become effective under this Agreement unless the holders shall have received equivalent remuneration, fees or other compensation.
(c)    For the avoidance of doubt, all of the existing financial covenants in Sections 10.14, 10.15 and 10.16 as of the date of this Agreement shall remain in this Agreement regardless of whether any Additional Covenants are incorporated into this Agreement.
9.10.    Subsidiary Guarantors.
(a)    The Company shall promptly cause each Additional Subsidiary Guarantor to execute and deliver a Note Guarantee substantially in the form of Exhibit 9.10-A hereto (with such modifications as may be required to reflect the legal requirements of the jurisdiction of formation of the relevant Subsidiary, including any modifications necessary to make the obligations of such guarantee agreement pari passu with the other unsecured and unsubordinated Indebtedness of such Subsidiary to the extent permitted under applicable law) or otherwise in form and substance reasonably satisfactory to the Required Holders.

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(b)    The Company may, from time to time at its discretion and upon written notice from the Company to the holders of Notes, cause any of its Subsidiaries which are not otherwise Guarantors pursuant to Section 9.10(a) or otherwise to enter into a Note Guarantee substantially in the form of Exhibit 9.10-A hereto (with such modifications as may be required to reflect the legal requirements of the jurisdiction of formation of the relevant Subsidiary, including any modifications necessary to make the obligations of such guarantee agreement pari passu with the other unsecured and unsubordinated Indebtedness of such Subsidiary to the extent permitted under applicable law) or otherwise in form and substance reasonably satisfactory to the Required Holders.
(c)    The delivery of a Note Guarantee by any Guarantor shall be accompanied by the following:
(i)    an Officer’s Certificate from such Guarantor confirming that (A) the representations and warranties of such Guarantor contained in such Note Guarantee are true and correct, and (B) the guarantee provided under the Note Guarantee would not cause any borrowing, guaranteeing or similar limit binding on the Guarantor to be exceeded;
(ii)    copies of the articles of association or certificate or articles of incorporation, bylaws, limited liability company operating agreement, partnership agreement and all other constitutive documents, of such Guarantor (as applicable), resolutions of the board of directors or other similar governing body (and, where applicable, the shareholders) of such Guarantor authorizing its execution and delivery of the Note Guarantee and the transactions contemplated thereby, and specimen signatures of authorized officers of such Guarantor (in each case, certified as correct and complete copies by the secretary or an assistant secretary (or an equivalent officer) of such Guarantor);
(iii)    a legal opinion, satisfactory in form, scope and substance to the Required Holders, of legal counsel to the effect that, subject to customary qualifications and assumptions, (A) such Guarantor is validly existing under the laws of its jurisdiction of formation and (if applicable in such jurisdiction) is in good standing, (B) such Note Guarantee has been duly authorized, executed and delivered by such Guarantor, (C) such Note Guarantee is enforceable in accordance with its terms, and (D) in the case of a Guarantor organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, the obligations of such Guarantor under such Note Guarantee rank at least pari passu with all of such Guarantor’s other unsecured and unsubordinated Indebtedness in an insolvency proceeding of such Guarantor (to the extent possible under applicable law) and are not subject to any legal or contractual limitations or restrictions that are not equally applicable to all other indebtedness for borrowed money of such Guarantor;
(iv)    a completed and executed joinder to the Intercompany Subordination Agreement in substantially the form attached as Exhibit A to the Intercompany Subordination Agreement; and

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(v)    in the case of a Guarantor organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia, evidence of the appointment of the Company as such Guarantor’s agent to receive, for it and on its behalf, service of process in the United States of America.
An original executed counterpart of each such Note Guarantee shall be delivered to each holder of Notes promptly after the execution thereof.

10.	NEGATIVE COVENANTS.
The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding:
10.1.    Indebtedness.
The Company shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(c)    Indebtedness under the Financing Documents;
(d)    Existing Indebtedness as set forth on Schedule 10.1 (including any extensions, refinancings or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof that would otherwise be materially less favorable to the Obligors and their Subsidiaries, taken as a whole (other than fees, expenses, interest accrual and premiums incurred in connection with any such refinancing);
(e)    Indebtedness under (i) the Bank Credit Agreement, (ii) the Bank Guarantees, (iii) the 2006 Note Purchase Agreement and the 2006 Notes and (iv) the 2006 Note Purchase Agreement Guarantees, in each case, as the same may be extended, renewed or refinanced;
(f)    Indebtedness of an Obligor to another Obligor which is subordinated pursuant to the Intercompany Subordination Agreement;
(g)    Indebtedness of an Obligor to an Excluded Subsidiary, provided that such Indebtedness to Excluded Subsidiaries does not exceed One Hundred Million Dollars ($100,000,000.00) in the aggregate for all such Indebtedness to all such Excluded Subsidiaries at any time outstanding;
(h)    Indebtedness incurred with respect to Purchase Money Security Interests and Capital Leases;
(i)    Any (i) Currency Agreement, (ii) Lender Provided Interest Rate Hedge, (iii) Lender Provided Commodity Hedge, (iv) Interest Rate Hedge approved by the Administrative Agent or (v) Indebtedness under any Other Lender Provided Financial Services Product; provided, however, the Obligors and their Subsidiaries shall enter into any Currency Agreement, Lender Provided Interest Rate Hedge, Lender Provided Commodity Hedge or any other Interest Rate Hedge only for hedging (rather than speculative) purposes;
(j)    Indebtedness of an Excluded Subsidiary to an Excluded Subsidiary;

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(k)    Guarantees permitted under Section 10.3 and transactions permitted by Section 10.4;
(l)    Any Indebtedness not otherwise permitted in items (a) through (i) above which does not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate at any time outstanding, provided that the documentation relating to such Indebtedness does not result in covenants materially more restrictive, taken as a whole, on the Obligors than those set forth in the Financing Documents and, provided, further, that such Indebtedness shall only be permitted to be secured as and to the extent permitted under clause (xiii) of the definition of “Permitted Liens”;
(m)    Any unsecured Indebtedness not otherwise permitted in items (a) through (i) above which does not exceed Two Hundred Thirty Million Dollars ($230,000,000.00) in the aggregate at any time outstanding; provided that the documentation relating to such Indebtedness does not contain covenants, undertakings or events of default materially more restrictive, taken as a whole, on the Obligors than those set forth in this Agreement.
10.2.    Liens.
The Company shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens. Notwithstanding the foregoing, the Company shall not, and shall not permit any Subsidiary to, grant any Liens securing Indebtedness outstanding under or pursuant to the Bank Credit Agreement unless and until the Notes (and any Guaranty delivered in connection therewith) shall be substantially concurrently secured equally and ratably with such Indebtedness pursuant to documentation in form and substance satisfactory to the Required Holders.
10.3.    Guaranties.
The Company shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability of any other Person, except for (a) Guaranties of Indebtedness of the Obligors and their respective Subsidiaries permitted under Section 10.1, (b) Guaranties that are in existence on the Restatement Effective Date and set forth on Schedule 10.3 (including any extensions or renewals thereof; provided there is no increase in the amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 10.3), and (c) any unsecured Guaranty (including, but not limited to, Guarantees of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness in each case entered into in the ordinary course of business) not otherwise permitted by clauses (a) and (b) above, provided that the Indebtedness guaranteed under all such Guaranties at any time outstanding under this clause (c) does not exceed Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate.

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10.4.    Loan and Investments.
The Company shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any bonds, notes, securities or Equity Interests of, or any other investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:
(c)    trade credit extended on usual and customary terms in the ordinary course of business;
(d)    advances to employees to meet expenses incurred by such employees in the ordinary course of business;
(e)    Permitted Investments;
(f)    loans, advances and investments in other Obligors;
(g)    Permitted Acquisitions;
(h)    Investments in the Company and its Subsidiaries in connection with the Foreign Reorganization;
(i)    loans, advances and investments by Excluded Subsidiaries in other Excluded Subsidiaries;
(j)    transactions permitted under Section 10.1;
(k)    loans, advances and investments not otherwise permitted in clauses (a) through (h) above in Excluded Subsidiaries and Joint Ventures in an amount, measured at the time any such loan, advance or investment is made, which shall not exceed One Hundred Million and 00/100 Dollars ($100,000,000.00) in the aggregate at any one time outstanding.
10.5.    Liquidations, Mergers, Consolidations, Acquisitions.
The Company shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become a party to any merger or consolidation, or acquire by purchase, lease or otherwise all or substantially all of the assets or Equity Interests of any other Person; provided that
(d)    any Obligor other than the Company may consolidate or merge into another Obligor which is a Wholly-Owned Subsidiary of one or more of the other Obligors;
(e)    the Reorganization (including, without limitation, the Foreign Reorganization) may be consummated;

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(f)    any Obligor or any Subsidiary of an Obligor may acquire, whether by purchase or by merger, (x) all or substantially all of the Equity Interests of another Person or (y) all or substantially all of the assets of another Person or of a business or division of another Person (each a "Permitted Acquisition"), provided that, each of the following requirements is met:
(i)    if an Obligor is acquiring the Equity Interests in such Person, such Person shall, unless not required by Section 10.8 or Section 9.10 hereof, execute a Note Guarantee and such other documents set forth in Section 9.10 within thirty (30) Business Days after the date of such Permitted Acquisition;
(ii)    no Default or Event of Default shall exist immediately prior to and after giving effect to such Permitted Acquisition; and
(iii)    in the case of a merger or consolidation involving an Obligor, such Obligor shall be the continuing and surviving entity; and
(g)    An Excluded Subsidiary that is not a Material Subsidiary may dissolve, liquidate and wind-up its affairs, so long as such dissolution, liquidation, or winding-up could not reasonably be expected to have a Material Adverse Effect.
10.6.    Dispositions of Assets or Subsidiaries.
The Company shall not, and shall not permit any of its Subsidiaries to make any Asset Disposition, except (a) Asset Dispositions where the Disposition Value of the property subject to such Asset Disposition, together with the aggregate Disposition Value of all property of the Company and its Subsidiaries that was subject of an Asset Disposition during the then current fiscal year of the Company, would not exceed ten percent (10.0%) of Consolidated Net Tangible Assets determined as of the end of the then most recently ended fiscal year of the Company; provided that, immediately after giving effect to such Asset Disposition, no Default or Event of Default would exist or (b) Asset Dispositions in connection with the consummation of the Foreign Reorganization.
10.7.    Affiliate Transactions.
The Company shall not, and shall not permit any of its Subsidiaries to, enter into or carry out any transaction with any Affiliate of any Obligor (including purchasing property or services from or selling property or services to any Affiliate of any Obligor) unless (a) such transaction is consummated in connection with the Foreign Reorganization, (b) such transaction involves the provision of corporate services by MSAW to the Company and its Subsidiaries, (c) such transaction is solely between Obligors, or (d) such transaction is not otherwise prohibited by this Agreement, is entered into in the ordinary course of business upon fair and reasonable arms-length terms and conditions no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm’s length transaction and is in accordance with all applicable Law.

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10.8.    Subsidiaries, Partnerships and Joint Ventures.
The Company shall not, and shall not permit any of its Subsidiaries to own or create directly or indirectly any Subsidiaries, other than (a) any Subsidiary which has joined this Agreement as a Guarantor on or prior to the Restatement Effective Date, (b) any Excluded Subsidiary as of the Restatement Effective Date, (c) any Domestic Subsidiary created, acquired or otherwise formed after the Restatement Effective Date in compliance with this Agreement (including, without limitation, Section 10.1, so long as either (i) such Domestic Subsidiary joins this Agreement as a Guarantor pursuant to Section 9.10 hereof, or (ii) such Domestic Subsidiary is listed as an Excluded Subsidiary on Schedule 10.8 pursuant to an update to such schedule provided by the Company to each holder of Notes within thirty (30) days after the creation, acquisition or formation of such Domestic Subsidiary, or such later date as consented to by the Required Holders, and (d) any Foreign Subsidiary created, acquired or otherwise formed after the Restatement Effective Date in compliance with this Agreement (including, without limitation, Section 10.4). Except as set forth in Schedule 10.8 and as permitted pursuant to Section 10.4 hereof, each of the Obligors shall not become or agree to become a party to a Joint Venture.
10.9.    Continuation of or Change in Business.
The Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than the development, manufacturing, sales and administration of safety products and related items, substantially as conducted and operated by the Company and its Subsidiaries during the present fiscal year, and business substantially related, incidental or ancillary thereto.
10.10.    Fiscal Year.
The Company shall not, and shall not permit any Subsidiary of the Company to, change its fiscal year from the twelve month period beginning January 1 and ending December 31.
10.11.    [Reserved.]
10.12.    Changes in Organizational Documents.
The Company shall not, and shall not permit any of its Subsidiaries to, amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents in the event such change would be materially adverse to the holders of Notes, without obtaining the prior written consent of the Required Holders; provided that the Obligors may permit any of their Subsidiaries to amend in any respect its certificate or articles of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents if such amendment is required (a) to effectuate the transactions contemplated by the Foreign Reorganization or (b) to effectuate a Permitted Acquisition (provided such Subsidiary shall remain a Wholly-Owned Subsidiary).

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10.13.    Terrorism Sanctions Regulations.
(a) Neither the Company nor any Controlled Entity will become a Blocked Person; (b) neither the Company nor any Controlled Entity, either in its own right or through any third party, will (i) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Blocked Person in violation of any U.S. Economic Sanctions; (ii) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Blocked Person in violation of any U.S. Economic Sanctions; (iii) engage in any dealings or transactions prohibited by any U.S. Economic Sanctions or (iv) make any payments to, a Sanctioned Country or Blocked Person in violation of any U.S. Economic Sanctions; provided, however, if a country in which the Company or any of its Subsidiaries does business or has assets is hereafter designated a Sanctioned Country, the Company or such Subsidiary shall have whatever time is allowed by law to discontinue such business or operations in such country, so long as such continued business or operations does not result in any liability for any holder of the Notes; (c) the funds used to repay the Notes will not be derived from any unlawful activity; (d) the Company and each Controlled Entity shall comply with all U.S. Economic Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws and (e) the Company shall promptly notify the holders of the Notes in writing upon the occurrence of a Reportable Compliance Event.
10.14.    Minimum Fixed Charges Coverage Ratio.
The Company shall not permit the Fixed Charges Coverage Ratio, calculated as of the end of each fiscal quarter for the period equal to the four (4) consecutive fiscal quarters then ended, to be less than 1.50 to 1.00.
10.15.    Priority Indebtedness.
The Company will not, at any time, permit Priority Indebtedness to exceed the greater of (a) $150,000,000 or (b) 20% of Consolidated Net Worth, determined at such time.
10.16.    Maximum Leverage Ratio.
The Company shall not, at any time, permit the Leverage Ratio to exceed 3.25 to 1.00.
10.17.    Amendment, Etc. of Indebtedness.
The Company covenants and agrees that it shall not amend, modify or change in any manner any term or condition of any Indebtedness, including, but not limited to the Bank Credit Agreement and the 2006 Note Purchase Agreement, except for (a) any refinancing, refunding, renewal or extension thereof permitted by Section 10.1, (b) any increase in the Indebtedness permitted under the terms of any such Indebtedness and this Agreement, or (c) changes and amendments which (i) do not materially and adversely affect the rights and privileges or the interests of the holders of Notes under this Agreement or the Notes and (ii) are not materially more restrictive on the Obligors, taken as a whole, than those set forth in this Agreement.

11.	EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

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(a)    the Company defaults in the payment of any principal, interest or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for payment or prepayment or by declaration or otherwise; or
(b)    the Company defaults in the performance of or compliance with any term contained in (i) Section 7.1(d), Section 7.3 or Section 10 or (ii) any Additional Covenant incorporated into this Agreement pursuant to Section 9.9 and such default is not remedied prior to the expiration of the associated cure period for such Additional Covenant; or
(c)    the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a) and (b)) or in any other Financing Document and such default is not remedied within thirty (30) days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as “notice of default” and to refer specifically to this Section 11(c)); or
(d)    any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any other Financing Document or by or on behalf of any Guarantor or by any officer of any Guarantor in connection with any Note Guarantee proves to have been false or incorrect in any material respect on the date as of which made; or
(e)    (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $25,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $25,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into Equity Interests or a voluntary redemption of such Indebtedness in accordance with its terms or the making of a change of control repurchase offer, provided such change of control offer is also made to the holders of the Notes pursuant to the provisions of Section 8.7), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $25,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

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(f)    the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(g)    a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 30 days; or
(h)    a final judgment or judgments for the payment of money aggregating in excess of an amount equal to $25,000,000 in the aggregate in excess of any valid and binding third party insurance coverage not in dispute shall be rendered against one or more of the Obligors and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or
(i)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed 5% of Consolidated Net Worth, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect; or

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(j)    (i) any default shall occur under any Note Guarantee or any Note Guarantee shall cease to be in full force and effect for any reason whatsoever (except as otherwise permitted hereunder and under such Note Guarantee), including, without limitation, a determination by any Governmental Authority that such Note Guarantee is invalid, void or unenforceable or (ii) the Company or any Guarantor shall contest or deny in writing the validity or enforceability of any Guarantor’s obligations under its Note Guarantee; or
(k)    [Reserved]; or
(l)    this Agreement, any Note or any other Financing Document shall cease to constitute a legal, valid and binding agreement enforceable against the party executing the same or such party's successors and assigns (as permitted under such documents) in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective rights, titles, interests, remedies, powers or privileges intended to be created thereby; or
(m)    any of the Obligors’ or any of their Material Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within sixty (60) days thereafter.
As used in Section 11(i), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.
12.1.    Acceleration.
(a)    If an Event of Default with respect to the Company described in Section 11(f) or (g) (other than an Event of Default described in clause (i) of Section 11(f) or described in clause (vi) of Section 11(f) by virtue of the fact that such clause encompasses clause (i) of Section 11(f)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

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Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, without limitation, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
12.2.    Other Remedies.
If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
12.3.    Rescission.
At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts that have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

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12.4.    No Waivers or Election of Remedies, Expenses, Etc.
No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
13.1.    Registration of Notes.
The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
13.2.    Transfer and Exchange of Notes.
Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18) for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other details for notices of each transferee of such Note or part thereof) within ten Business Days thereafter the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same Series as such surrendered Note in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1-A, in the case of a Series A Note, or in the form of Exhibit 1-B, in the case of a Shelf Note. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

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13.3.    Replacement of Notes.
Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series as such lost, stolen, destroyed or mutilated Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.
14.1.    Place of Payment.
Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York, at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

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14.2.    Home Office Payment.
So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest and all other amounts by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A (in the case of the Series A Notes) or as specified in such Purchaser’s Confirmation of Acceptance (in the case of a Shelf Note), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.
15.1.    Transaction Expenses.
Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO, provided that such costs and expenses under this clause (c) shall not exceed $5,000 per Series of Notes. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

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15.2.    Survival.
The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.
17.1.    Requirements.
This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1.2, 1.3, 1.4, 2.1, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, (b) (i) with the written consent of Prudential (and without the consent of any other holder of Notes), the provisions of Section 2.1 or 2.2 may be amended or waived (except insofar as any such amendment or waiver would affect any rights or obligations with respect to the purchase and sale of Notes which shall have become Accepted Notes prior to such amendment or waiver), and (ii) with the written consent of all of the Purchasers which shall have become obligated to purchase Accepted Notes of any Series (and not without the written consent of all such Purchasers), any of the provisions of Sections 2.2 and 4 may be amended or waived insofar as such amendment or waiver would affect only rights or obligations with respect to the purchase and sale of the Accepted Notes of such Series or the terms and provisions of such Accepted Notes and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend Section 8, 11(a), 12, 17 or 20.

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17.2.    Solicitation of Holders of Notes.
(d)    Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes, unless such proposed amendment, waiver or consent relates only to a specific Series of Accepted Notes which have not yet been purchased, in which case such information will only be required to be delivered to the Purchasers which shall have become obligated to purchase Accepted Notes of such Series. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(e)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
17.3.    Binding Effect, Etc.
Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
17.4.    Notes Held by Company, Etc.
Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

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18.	NOTICES.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to a Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A (in the case of the Series A Notes) or as specified by such Purchaser in its Confirmation of Acceptance (in the case of Shelf Notes), or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Senior Vice President and Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
Notwithstanding anything to the contrary in this Section 18, any communication pursuant to Section 2.2 shall be made by the method specified for such communication in Section 2.2, and shall be effective to create any rights or obligations under this Agreement only if, in the case of a telephone communication, an Authorized Officer of the party conveying the information and of the party receiving the information are parties to the telephone call, and in the case of a telecopier communication, the communication is signed by an Authorized Officer of the party conveying the information, addressed to the attention of an Authorized Officer of the party receiving the information, and in fact received at the telecopier terminal the number of which is listed for the party receiving the communication in the Information Schedule or at such other telecopier terminal as the party receiving the information shall have specified in writing to the party sending such information.

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19.	REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at any Closing (except the Original Series A Notes and the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

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20.	CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

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In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement (including, without limitation, as contemplated by Section 7.4), any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

21.	SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.
22.1.    Successors and Assigns.
All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
22.2.    Payments Due on Non-Business Days.
Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that, if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

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22.3.    Accounting Terms and Covenant Calculations.
(a)    All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP, and all financial statements shall be prepared in accordance with GAAP.
(b)    Notwithstanding anything to the contrary herein, for purposes of determining compliance with the covenants in this Agreement, any election by the Company or any Subsidiary to measure any portion of a non-derivative financial liability at fair value (as permitted by FASB ASC 825-10-25 (formerly known as FASB Statement No. 159) or any similar accounting standard), other than to reflect any hedging of such non-derivative financial liability (including both interest rate and foreign currency hedges), shall be disregarded and such determination shall be made as if such election had not been made.
(c)    As used in this Agreement, accounting terms relating to the Company and its Subsidiaries not defined in Schedule B, and accounting terms partly defined in Schedule B, but only to the extent not so defined, shall have the respective meanings given to them under GAAP; provided, however, that all accounting terms used in Section 10 (and all defined terms used in the definition of any accounting term used in Section 10 shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing the Company’s audited consolidated year-end financial statements for the fiscal year ended December 29, 2013. In the event any change in GAAP after the date hereof would affect the computation of any financial covenants set forth in this Agreement, and either the Company or the Required Holders shall so request, the holders of Notes and the Company shall negotiate in good faith to amend such financial covenants in a manner that would preserve the original intent thereof, but would allow compliance therewith to be determined in accordance with the Company's financial statements at that time; provided that, until so amended (i) such financial covenants shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Company shall provide to the holders of Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change.
(d)    Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

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22.4.    Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
22.5.    Construction, Etc.
Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
22.6.    Counterparts.
This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of a facsimile or electronic transmission of an executed counterpart of a signature page to this Agreement shall be as effective as delivery of a manually executed counterpart of this Agreement.
22.7.    Governing Law.
This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
22.8.    Jurisdiction and Process; Waiver of Jury Trial.
(a)    The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

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(b)    Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(c)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
22.9.    Publicity.
The Company agrees that Prudential (and its Affiliates) may (a) refer to its (and their) role in originating the purchase of the Series A Notes from the Company and establishing the Facility, as well as the identity of the Company and the aggregate principal amount and issue date of the Series A Notes and the maximum aggregate principal amount of the Shelf Notes and the date on which the Facility was established, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.
22.10.    CONTINUED EFFECTIVENESS; NO NOVATION.
Anything contained herein to the contrary notwithstanding, this Agreement is not intended to and shall not serve to effect a novation of the obligations under the Original Note Purchase and Private Shelf Agreement or the Original Series A Notes. Instead, it is the express intention of the parties hereto to reaffirm the indebtedness created under the Original Note Purchase and Private Shelf Agreement and the Original Series A Notes, as amended by this Agreement. The Company acknowledges and confirms that it has no defense, set off, claim or counterclaim arising prior to the Restatement Effective Date against any of the holders of Notes with regard to the indebtedness, liabilities and obligations created under the Original Note Purchase and Private Shelf Agreement or the Original Series A Notes. This Agreement and all agreements, instruments and documents executed or delivered in connection herewith shall each be deemed to be amended to the extent necessary to give effect to the provisions of this Section. All references in this Agreement or in the Note Guarantee to “Notes” shall be deemed to refer to, without limitation, the “Notes” of the Company under, pursuant to and as defined in this Agreement.
* * * * *

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If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.
Very truly yours,
MSA SAFETY INCORPORATED

By:
Name:
Title:

MINE SAFETY APPLIANCES COMPANY, LLC

By:
Name:
Title:

This Agreement is hereby accepted
and agreed to as of the date thereof.
PRUDENTIAL INVESTMENT MANAGEMENT, INC.

By
Vice President

[Signature Page to Note Purchase and Private Shelf Agreement]
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THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By: ___________________________________
Vice President

ZURICH AMERICAN INSURANCE COMPANY

By:    Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:    Prudential Private Placement Investors, Inc.
(as its General Partner)

By: ______________________________
Vice President

FORETHOUGHT LIFE INSURANCE COMPANY

By:    Prudential Private Placement Investors,
L.P. (as Investment Advisor)

By:    Prudential Private Placement Investors, Inc.
(as its General Partner)

By: ______________________________
Vice President

[Signature Page to Note Purchase and Private Shelf Agreement]
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INFORMATION SCHEDULE
Authorized Officers for Prudential

Prudential Investment Management, Inc.
c/o Prudential Capital Group
1114 Avenue of the Americas, 30th Floor
New York, NY 10036
Attention: Managing Director
Telecopy: 212-626-2077
Telephone: 212-626-2060
Email: (see below)

Paul L. Meiring	Email: paul.meiring@prudential.com
Yvonne M. Guajardo	Email: yvonne.guajardo@prudential.com
Engin W. Okaya	Email: engin.okaya@prudential.com
Eric R. Seward	Email: eric.seward@prudential.com

Authorized Officers for Company

Stacy McMahan
Senior Vice President and Chief Financial Officer
MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Telephone:  724-741-8237
Fax:  724-741-1589
Email:  stacy.mcmahan@msasafety.com

Kenneth Krause
Executive Director, Global Finance and Assistant Treasurer
MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Telephone:  724-741-8534
Fax:  724-741-1589
Email:  ken.krause@msasafety.com

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SCHEDULE B

DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“2006 Note Purchase Agreement” means that certain Amended and Restated Note Purchase Agreement, dated as of March 7, 2014, made by the Company for the benefit of the Purchasers (as defined therein) party thereto from time to time, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“2006 Note Purchase Agreement Guarantees” means, collectively, each Note Guarantee (as defined in the 2006 Note Purchase Agreement).
“2006 Notes” means the Company’s 5.41% Amended and Restated Senior Notes due December 20, 2021 in the original aggregate principal amount of $60,000,000 issued pursuant to the terms of the 2006 Note Purchase Agreement.
“Acceptance” is defined in Section 2.2(e).
“Acceptance Day” is defined in Section 2.2(e).
“Acceptance Window” means, with respect to any Quotation, the time period designated by Prudential during which the Company may elect to accept such Quotation. The Acceptance Window with respect to any Quotation is expected to be two minutes, but may be a shorter period if Prudential so elects.
“Accepted Note” is defined in Section 2.2(e).
“Accrued Interest” is defined in Section 1.1.
“Additional Covenant” is defined in Section 9.9(a).
“Additional Subsidiary Guarantor” means, at any time, each Subsidiary of the Company which (a) guarantees all or any part of the obligations of the Company or any Subsidiary under, or in respect of, the Bank Credit Agreement or the 2006 Note Purchase Agreement, or (b) is a borrower, issuer or other obligor under, or in respect of, the Bank Credit Agreement or the 2006 Note Purchase Agreement.
“Administrative Agent” means the Administrative Agent so designated under the Bank Credit Agreement.

Schedule B-1
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“Affiliate” means, at any time, (a) with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, (b) with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests and (c) with respect to Prudential, shall include any managed account, investment fund or other vehicle for which Prudential or any Prudential Affiliate acts as investment advisor or portfolio manager. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Amended and Restated Note Guarantee” means an amended and restated guarantee agreement substantially in the form attached hereto as Exhibit 9.10-B, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” is defined in Section 5.18(c).
“Anti-Money Laundering Laws” is defined in Section 5.18(b).
“Asset Disposition” means any Transfer except
(a) any Transfer from a Subsidiary to the Company or from the Company to a Subsidiary, or from a Subsidiary to another Subsidiary, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Event of Default or Default exists;
(b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer used or useful in the operation of the business of the Company or any of its Subsidiaries or that are obsolete;
(c) any Transfer by the Company or any Subsidiary constituting a Permitted Investment;
(d) non-exclusive licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Subsidiaries in the ordinary course of business;
(e) dispositions or discounts, without recourse of accounts receivables in connection with the compromise or collection thereof in the ordinary course of business; and
(f) leases and sub-leases and licenses and sub-licenses of property in the ordinary course of business.

Schedule B-2
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“Authorized Officer” means (i) in the case of the Company, its chief executive officer, its chief financial officer, any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company in the Information Schedule attached hereto or any other Person authorized by the Company to act on behalf of the Company and designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to Prudential, and (ii) in the case of Prudential, any officer of Prudential designated as its “Authorized Officer” in the Information Schedule or any officer of Prudential designated as its “Authorized Officer” for the purpose of this Agreement in a certificate executed by one of its Authorized Officers or a lawyer in its law department. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom Prudential in good faith believes to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company, and any action taken under this Agreement on behalf of Prudential by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Prudential and whom the Company in good faith believes to be an Authorized Officer of Prudential at the time of such action shall be binding on Prudential even though such individual shall have ceased to be an Authorized Officer of Prudential.
“Available Facility Amount” is defined in Section 2.2(a).
“Bank Credit Agreement” means that certain First Amended and Restated Credit Agreement, dated as of March 7, 2014, by and among the Company, each of the guarantors from time to time party thereto, each of the Bank Lenders from time to time party thereto and PNC Bank, National Association, as Administrative Agent, as the same may be amended, restated, supplemented, modified, renewed, extended, replaced or refinanced from time to time to the extent permitted by the terms hereof.
“Bank Guarantee” means each Guaranty by any Subsidiary of the Company of the obligations of the Company under the Bank Credit Agreement.
“Bank Lender” means each financial institution that is a “Lender” under, and as defined in, the Bank Credit Agreement from time to time.
“Blocked Person” is defined in Section 5.18(a).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Pittsburgh, Pennsylvania or New York, New York are required or authorized to be closed.
“Cancellation Date” is defined in Section 2.2(g)(iv).
“Cancellation Fee” is defined in Section 2.2(g)(iv).

Schedule B-3
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“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
“Change in Control” means (a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (i) acquiring or having acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under such Act) of 50% or more of any outstanding class of Equity Interests having ordinary voting power in the election of the directors of the Company (other than the aggregate beneficial ownership of the Persons who are officers or directors of the Company on the Restatement Effective Date) or (ii) obtaining or having obtained the power (whether or not exercised) to elect a majority of the Company’s directors; or (b) any event constituting a “Change of Control” (or any term of similar import) under the Bank Credit Agreement or the 2006 Note Purchase Agreement. For the avoidance of doubt, the transactions contemplated in connection with the Reorganization on or after the Restatement Effective Date shall not be deemed to be a Change in Control hereunder.
“Change in Control Response Date” is defined in Section 8.7(a).
“CISADA” is defined in Section 5.18(a).
“Closing” shall mean (a) the Restatement Closing and (b) each Shelf Closing.
“Closing Day” means, with respect to the Original Series A Notes, the Series A Closing Day and, with respect to any Accepted Note, the Business Day specified for the closing of the purchase and sale of such Accepted Note in the Confirmation of Acceptance for such Accepted Note, provided that (i) if the Company and the Purchaser which is obligated to purchase such Accepted Note agree on an earlier Business Day for such closing, the “Closing Day” for such Accepted Note shall be such earlier Business Day, and (ii) if the closing of the purchase and sale of such Accepted Note is rescheduled pursuant to Section 3.3, the Closing Day for such Accepted Note, for all purposes of this Agreement except references to “original Closing Day” in Section 2.2(g)(iii), shall mean the Rescheduled Closing Day with respect to such Accepted Note.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Commodity Hedge” means a price protection agreement related to commodity products and entered into by the Company or its Subsidiaries for hedging purposes (and not for speculation).
“Company” is defined in the introductory sentence of this Agreement.
“Company Notice” is defined in Section 8.7(a).
“Confidential Information” is defined in Section 20.

Schedule B-4
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“Confirmation of Acceptance” is defined in Section 2.2(e).
“Consolidated EBITDA” means, for any period of determination, (a) the sum of Consolidated Net Income, depreciation, amortization, other non-cash charges, non-cash expenses, or non-cash losses to net income (provided, however, that cash payments made in such period or in any future period in respect of such non-cash charges, expenses or losses shall be subtracted from Consolidated Net Income in calculating Consolidated EBITDA in the period when such payments are made), Interest Charges, income tax expense and restructuring costs in connection with the Reorganization, minus (b) non-cash credits or non-cash gains to net income, in each case of the Company and its Subsidiaries for such period determined and consolidated in accordance with GAAP. For purposes of determining Consolidated EBITDA, items related to Joint Ventures shall be excluded, except that cash dividends paid by any Joint Venture to the Company or a wholly-owned Subsidiary of the Company shall be included in Consolidated EBITDA. For purposes of calculating Consolidated EBITDA, (i) with respect to a business acquired by the Obligors pursuant to a Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been consummated at the beginning of such period and (ii) with respect to a business liquidated, sold or disposed of by the Obligors pursuant to Section 10.5 or Section 10.6, Consolidated EBITDA shall be calculated on a pro forma basis, using historical numbers, in accordance with GAAP as if such liquidation, sale or disposition had been consummated at the beginning of such period.
“Consolidated Funded Indebtedness” means, for any period of determination, (a) the principal balance of the Notes and all obligations of the Company and its Subsidiaries for borrowed money (including, without limitation, Capital Lease Obligations, plus (b) (without duplication) contingent liabilities related to letters of credit and Guaranties of the Company and its Subsidiaries, plus (c) obligations (contingent or otherwise) under any Currency Agreement, Interest Rate Hedge or Commodity Hedge: (i) in the case of a Currency Agreement, Interest Rate Hedge or Commodity Hedge that has been closed out, in an amount equal to the termination value thereof and (ii) in the case of a Currency Agreement, Interest Rate Hedge or Commodity Hedge that has not been closed out, in an amount equal to the mark to market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Currency Agreement, Interest Rate Hedge or Commodity Hedge (provided, however, that amounts under this clause (c) shall exclude net obligations under a Currency Agreement, Interest Rate Hedge or Commodity Hedge (exclusive of any mark to market adjustment not requiring any actual cash payment or settlement)), in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.
“Consolidated Income Available for Fixed Charges” means for any period of determination, Consolidated Net Income for such period, plus all amounts deducted in the computation thereof on account of (a) Fixed Charges and (b) taxes imposed on or measured by income or excess profits, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.

Schedule B-5
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“Consolidated Net Income” means with respect to any period of determination, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined and consolidated for the Company and its Subsidiaries in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.
“Consolidated Net Tangible Assets” means, at any time, the total amount of assets of the Company and its Subsidiaries at such date as determined and consolidated for the Company and its Subsidiaries in accordance with GAAP, minus (a) all applicable depreciation, amortization and other valuation reserves and (b) all goodwill, tradenames, trademarks, patents, unamortized debt premium or discount and expense and other like intangible assets of the Company and its Subsidiaries at such date determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.
“Consolidated Net Worth” means, at any time, (a) the sum of (i) the par value (or value stated on the books of the corporation) of the capital stock (but excluding treasury stock and capital stock subscribed and unissued) of the Company and its Subsidiaries plus (ii) the amount of paid-in capital and retained earnings of the Company and its Subsidiaries, in each case as determined and consolidated as of such time for the Company and its Subsidiaries in accordance with GAAP, minus (b) to the extent included in clause (a) above, all amounts properly attributable to minority interests, if any, in the stock and surplus of the Company’s Subsidiaries.
“Consolidated Total Assets” means, at any time of determination, the total amount of assets (less properly deductible reserves), which under GAAP appear on a consolidated balance sheet of the Company and its Subsidiaries, in each case determined and consolidated for the Company and its Subsidiaries in accordance with GAAP.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement, among the Company or any of its Subsidiaries, on the one hand, and one or more financial institutions, on the other hand, designed to protect the Company or any of its Subsidiaries against fluctuations in currency values.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” with respect to any Note, has the meaning given in such Note.
“Delayed Delivery Fee” is defined in Section 2.2(g)(iii).

Schedule B-6
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“Disposition Value” means at any time, with respect to any property, (a) in the case of property that does not constitute Equity Interests, the book value thereof, and (b) in the case of property that constitutes Equity Interests, an amount equal to that percentage of the book value of the assets of the Subsidiary that issued such Equity Interests as is equal to the percentage that the book value of all of the outstanding Equity Interests of such Subsidiary determined at the time of the disposition thereof, in good faith by the Company.
“Dollars” or “$” means lawful money of the United States of America.
“Domestic Person” shall mean an entity organized under the laws of any state of the United States of America or the District of Columbia.
“Domestic Subsidiary” shall mean any Subsidiary (other than a Domestic Person that is a Subsidiary of a non-Domestic Person) of any Obligor that is a Domestic Person.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“Equity Interests” means any and all shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“ERISA Event” means (a) a reportable event (under Section 4043 of ERISA and the regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

Schedule B-7
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“Event of Default” is defined in Section 11.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Excluded Subsidiary” means each Subsidiary listed on Schedule 10.8. The Excluded Subsidiaries are not required to execute a Note Guarantee with respect to the Notes, except to the extent that the Company causes any such Excluded Subsidiary becomes an Additional Subsidiary Guarantor.
“Facility” is defined in Section 2.2(a).
“Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).
“Financing Documents” means this Agreement, the Note Guarantees, the Intercompany Subordination Agreement, the Notes and any other instruments, certificates or documents delivered in connection herewith or therewith, as the same may be amended, modified or supplemented from time to time in accordance herewith or therewith, and “Financing Document” shall mean any of the Financing Documents.
“Fixed Charges” means for any period of determination, the sum of (a) Interest Charges for such period, plus (b) Lease Rentals for such period.
“Fixed Charges Coverage Ratio” means, for any date of determination, the ratio of (a) Consolidated Income Available for Fixed Charges for the four (4) consecutive fiscal quarters of the Company then most recently ended to (b) Fixed Charges for such period.
“Foreign Reorganization” means the reorganization of the Foreign Subsidiaries as set forth on Schedule 4.12, which reorganization shall be consummated and effective after the effectiveness of this Agreement.
“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Person.
“GAAP” means either (a) generally accepted accounting principles as in effect from time to time in the United States of America; or (b) at the election of the Company effective as of the end of any applicable fiscal quarter upon written notice to Prudential and the holders of the Notes, IFRS; provided that the Company may only make one such election during the term of this Agreement.

Schedule B-8
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“GM Acquisition” means (a) the purchase by Newco of all or substantially all of the assets of General Monitors, Inc., a Nevada corporation, pursuant to that certain Asset Purchase Agreement, dated September 7, 2010, by and among the Company, Newco, General Monitors, Inc., a Nevada corporation, the Stockholders (as defined therein) and Joseph A. Sperske (as the Sellers’ Representative); (b) the purchase by the Company of all or substantially all of the equity interests in GMT pursuant to that certain Equity Purchase Agreement, dated September 7, 2010, by and among the Company, GMT, the GMT Members (as defined therein) and Joseph A. Sperske (as the GMT Members' Representative); and (c) the purchase by Mine Safety Fifty Ireland Limited, a company incorporated under the laws of Ireland, of all or substantially all of the equity interests in General Monitors Ireland Ltd., a company incorporated under the laws of Ireland, pursuant to that certain Share Purchase Agreement, dated September 7, 2010, by and among, the Company, Mine Safety Fifty Ireland Limited, a company incorporated under the laws of Ireland, General Monitors Ireland Ltd., a company incorporated under the laws of Ireland, Raybeam Limited, a company incorporated under the laws of Ireland, the Edwards QSST Trust I, the Edwards QSST Trust II, the Edwards QSST Trust III, Denis Connolly, an individual and Cecil Lenihan, an individual.
“GMT” means General Monitors Transnational, LLC, a Nevada limited liability company.
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantor” means separately, and “Guarantors” shall mean collectively, (a) the Initial Subsidiary Guarantors, (b) MSAW, (c) MSA Advanced Detection, LLC, a Pennsylvania limited liability company, (d) MSA, (e) MSA Safety Development, LLC, a Pennsylvania limited liability company, (f) MSA Technology, LLC, a Pennsylvania limited liability company, (g) MSA Innovation, LLC, a Pennsylvania limited liability company and (h) each other Person which executes and delivers a Note Guarantee pursuant to Section 4.16, Section 9.10 or otherwise on or after the Series A Closing Day.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

Schedule B-9
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(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or
(d)    otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including, without limitation, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“Hedge Treasury Note(s)” means, with respect to any Accepted Note, the United States Treasury Note or Notes whose duration (as determined by Prudential) most closely matches the duration of such Accepted Note.
“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 14.1.
“Hostile Tender Offer” shall mean, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity prior to the date on which the Company makes the Request for Purchase of such Note.
“IFRS” means the body of pronouncements issued by the International Accounting Standards Board (IASB), including International Financial Reporting Standards and interpretations approved by the IASB, International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee and adapted for use in the European Union.
“Incorporated Covenant” is defined in Section 9.9(b).

Schedule B-10
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“Indebtedness” means, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device, (iv) any other transaction (including forward sale or purchase agreements, Capital Leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than thirty (30) days past due), or (v) any Guaranty of Indebtedness for borrowed money.
“Initial Subsidiary Guarantor” means (a) GMT, (b) General Monitors, Inc., a Nevada corporation, and (c) MSA International, Inc., a Delaware corporation.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5.0% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Intellectual Property” is defined in Section 5.10.
“Intercompany Subordination Agreement” shall mean that certain Amended and Restated Intercompany Subordination Agreement, dated as of the Restatement Effective Date, among the Obligors in favor of the holders of the Notes substantially the form attached as Exhibit 10.1(d) hereto, as amended, restated, supplemented or otherwise modified from time to time.
“Interest Charges” means, for any period of determination, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Company and its Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period.
“Interest Payment Date” means April 13, 2014, and each 13th day of January, April, July and October thereafter to and including October 13, 2021.

Schedule B-11
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“Interest Rate Hedge” means an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor or similar agreements entered into by any Obligor or any Subsidiary thereof in order to provide protection to, or minimize the impact upon, the Company, the Guarantors and/or their Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
“IRS” means the Internal Revenue Service.
“Issuance Fee” is defined in Section 2.2(g)(ii).
“Issuance Period” is defined in Section 2.2(b).
“Joint Venture” means a corporation, partnership, limited liability company or other entity (excluding any Subsidiary) in which any Person other than the Obligors and their respective Subsidiaries holds, directly or indirectly, an Equity Interest.
“Law” means any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, issued guidance, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or settlement arrangement by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.
“Lease Rentals” means, for any period of determination, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any of its Subsidiaries as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.
“Lender Provided Commodity Hedge” means a Commodity Hedge which is provided by any Bank Lender or its Affiliate and with respect to which the Administrative Agent confirms: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner.
“Lender Provided Interest Rate Hedge” means an Interest Rate Hedge which is provided by any Bank Lender or its Affiliate and with respect to which the Administrative Agent (as defined under the Bank Credit Agreement) confirms: (i) is documented in a standard International Swap Dealer Association Agreement and (ii) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner.
“Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness of the Company and its Subsidiaries on such date to (b) Consolidated EBITDA (i) for the period equal to the four (4) consecutive fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the period equal to the four (4) consecutive fiscal quarters most recently ended if such date is not a fiscal quarter end.

Schedule B-12
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“Lien” means, with respect to any Person, any mortgage, lien, pledge, hypothecation, assignment, deposit arrangement, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever.
“Make-Whole Amount” is defined in Section 8.6.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement, the Notes or the other Financing Documents, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition or results of operations of the Obligors taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Obligors taken as a whole to duly and punctually pay or perform any of their obligations under, and in respect of, this Agreement, the Notes or the other Financing Documents, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Purchasers or holders of the Notes, to the extent permitted, to enforce their legal remedies pursuant to this Agreement, the Notes or any other Financing Document.
“Material Subsidiary” means any Subsidiary (i) that is an Obligor, or (ii) which, as of the most recently ended fiscal quarter of the Company, (A) for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 7.1(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 7.1(a) or (b), the most recent financial statements referred to in Schedule 5.5), contributed greater than five percent (5%) of Consolidated EBITDA for such period or (B) which contributed greater than five percent (5%) of Consolidated Total Assets determined as of the last day of such fiscal quarter.
“Most Favored Lender Notice” means a written notice from the Company to each of the holders of the Notes delivered promptly, and in any event within ten (10) Business Days after the inclusion of any Additional Covenant in the Bank Credit Agreement or the 2006 Note Purchase Agreement, as applicable (including by way of amendment or other modification of any existing provision thereof), pursuant to Section 9.9 by a Senior Financial Officer in reasonable detail, including reference to Section 9.9, a verbatim statement of such Additional Covenant (including any defined terms used therein) and related explanatory calculations, as applicable.
“MSA” is defined in the introductory sentence of this Agreement.
“MSAW” means MSA Worldwide, LLC, a Pennsylvania limited liability company.

Schedule B-13
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“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Newco” means Fifty Acquisition Corp., a Nevada corporation.
“Note Guarantee” means collectively, (a) a guarantee agreement substantially in the form attached hereto as Exhibit 9.10-A, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (b) with respect to each Initial Subsidiary Guarantor, an Amended and Restated Note Guarantee.
“Notes” is defined in Section 2.1.
“Obligors” means collectively the Company and the Guarantors and “Obligor” shall mean the Company or any Guarantor.
“OFAC” is defined in Section 5.18(a).
“OFAC Listed Person” is defined in Section 5.18(a).
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Original Note Purchase and Private Shelf Agreement” is defined in Section 1.1.
“Original Purchasers” means, collectively, each of the holders of the Original Series A Notes on the Restatement Effective Date immediately prior to giving effect to the transactions contemplated by this Agreement.
“Original Series A Notes” is defined in Section 1.1.
“Original Shelf Notes” is defined in Section 1.1.
“Other Lender Provided Financial Services Product” means agreements or other arrangements under which any Bank Lender or Affiliate of a Bank Lender provides any of the following products or services to any of the Obligors: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) foreign currency exchange.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

Schedule B-14
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“Permitted Acquisition” is defined in Section 10.5.
“Permitted Investment” means
(i)    any investment, loan or advance existing on the date of this Agreement and described on Schedule 10.4;
(ii)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(iii)    commercial paper maturing in 270 days or less rated not lower than A-2, by Standard & Poor's or P-2 by Moody’s Investors Services, Inc. on the date of acquisition;
(iv)    investments in certificates of deposit maturing no later than 365 days from the date of acquisition and issued by a bank or trust company that has combined capital, surplus and undivided profits of over Five Hundred Million and 00/100 Dollars ($500,000,000.00);
(v)    investments in mutual funds that invest only in either (A) money market securities or (B) whose investments are limited to those types of investments described in clauses (ii)-(iv) above;
(vi)    investments made under agreements regarding the management and investment of deposit, sweep and other similar accounts with any commercial bank that satisfies the requirements of (iv) above; and
(vii)     in the case of Foreign Subsidiaries, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has its principal place of business which are similar to the investments specified in clauses (ii) through (vi) of this definition made in the ordinary course of business.
“Permitted Liens” means:
(i)    Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;
(ii)    Pledges or deposits made in the ordinary course of business to secure payment of workers’ compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;
(iii)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
(iv)    Liens consisting of bankers' Liens encumbering deposit accounts (including, without limitation, rights of setoff);

Schedule B-15
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(v)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business, provided that the aggregate amount secured by appeal bonds together with the Liens referred to in clause (x)(4) below shall not at any time exceed five percent (5.0%) of Consolidated Total Assets;
(vi)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the actual or intended use by the Company or its Subsidiaries of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vii)    Liens on property leased by any Obligor or Subsidiary of an Obligor under Capital Leases and operating leases securing obligations of such Obligor or Subsidiary to the lessor under such leases;
(viii)    Any Lien existing on the date of this Agreement and described on Schedule 10.2, provided that the principal amount secured thereby is not hereafter increased and no additional assets become subject to such Lien;
(ix)    Purchase Money Security Interests, provided that (A) any such Lien shall extend solely to the item or items of such property (or improvements thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereon) or which is real property being improved by such acquired or constructed property (or improvement thereon), (B) the aggregate value of the assets subject to such Purchase Money Security Interest securing such Indebtedness shall not exceed an amount equal to the lesser of (x) the cost of such property (or improvement thereon) and (y) the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such acquisition (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 10.2) and (C) any such Lien shall be created contemporaneously with, or within 180 days after the acquisition or construction of such property;
(x)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in any case they do not, in the aggregate, materially impair the ability of any Obligor to perform its obligations under this Agreement or the Notes:
(1)    Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Obligor maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;

Schedule B-16
A/75932249.10

(2)    Claims, Liens or encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
(3)    Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(4)    Liens resulting from final judgments or orders described in Section 11(h) that the aggregate amount secured by all such Liens together with the Liens referred to in clause (v) above shall not at any time exceed five percent (5.0%) of Consolidated Total Assets; and
(xi)    Any interest or title of a lessor, sublessor, licensor or sublicensor under any leases (other than Capital Leases), subleases, licenses or sublicenses entered into by the Company or any Subsidiary of the Company as lessee, sublessee, licensee or sublicensee in the ordinary course of business;
(xii)    Liens existing on property or any asset at the time of acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary on or after the Restatement Effective Date prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary (other than proceeds) and (iii) such Lien shall secure only those obligations which it secured on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of fees and expenses, including premium and defeasance costs associated therewith) or result in a decreased average weighted life thereof; and
(xiii)    Liens not otherwise described by the foregoing clauses in this definition on assets of the Obligors securing obligations not exceeding Twenty Million and 00/100 Dollars ($20,000,000.00) in the aggregate.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Priority Indebtedness” means, without duplication, the sum of (a) all Indebtedness of Subsidiaries (excluding (x) Indebtedness owing to the Company or another Subsidiary, and (y) Indebtedness of any Subsidiary that is a Guarantor); (b) all Indebtedness secured by Liens permitted by clause (xiii) of the definition of “Permitted Liens”; and (c) the greater of the mandatory redemption amount or the liquidation preference of the Preferred Stock, if any, of all Subsidiaries.

Schedule B-17
A/75932249.10

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Projections” is defined in Section 5.20.
“Prudential” is defined in the addressee line to this Agreement.
“Prudential Affiliate” means any Affiliate of Prudential.
“PTE” is defined in Section 6.2.
“Purchase Money Security Interest” means Liens upon tangible personal property securing loans to any Obligor or Subsidiary of an Obligor or deferred payments by such Obligor or Subsidiary for the purchase of such tangible personal property.
“Purchaser” is defined in the addressee line to this Agreement.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Quotation” shall have the meaning provided in paragraph 2.2(d).
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Reorganization” means the reorganization (including but not limited to, the Foreign Reorganization) of the Obligors and their Subsidiaries as set forth on Schedule 4.12, which reorganization shall be consummated and effective simultaneously with the effectiveness of this Agreement.
“Reportable Compliance Event” means that the Company or any Controlled Entity becomes a Blocked Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any U.S. Economic Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws or any predicate crime to any U.S. Economic Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any U.S. Economic Sanctions, Anti-Money Laundering Laws or Anti-Corruption Laws.
“Request for Purchase” is defined in Section 2.2(c).
“Required Holders” means, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Rescheduled Closing Day” is defined in Section 3.3.

Schedule B-18
A/75932249.10

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restatement Closing” is defined in Section 3.1.
“Restatement Effective Date” means March 7, 2014.
“Sanctioned Country” means a country subject to a sanctions program maintained under any U.S. Economic Sanctions.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Series” is defined in Section 2.1.
“Series A Closing Day” means October 13, 2010.
“Series A Note” is defined in Section 1.3.
“Series A Purchaser” is defined in the addressee line to this Agreement.
“Shelf Closing” means, with respect to any Series of Shelf Notes, the closing of the sale and purchase of such Series of Shelf Notes.
“Shelf Notes” is defined in Section 2.1.
“Solvency” means with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Schedule B-19
A/75932249.10

“Subsidiary” of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity of which more than fifty percent (50%) of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries. Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Equity Interests” is defined in Section 5.2.
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Tax” means any tax (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), duty, assessment, levy, impost, fee, compulsory loan, charge or withholding.
“Transfer” means with respect to the Company or any Subsidiary of the Company, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property, including, without limitation, Equity Interests.
“USA Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions” is defined in Section 5.18(a).
“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the Equity Interests (except directors’ qualifying shares and de minimis foreign ownership requirements) and all voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-20
A/75932249.10

EXHIBIT 1-A

[FORM OF AMENDED AND RESTATED SERIES A NOTE]
MSA SAFETY INCORPORATED
4.00% AMENDED AND RESTATED SERIES A SENIOR NOTE DUE OCTOBER 13, 2021
No. RA-[_____]    [Date]
$[_______]    PPN: 553498 A*7
FOR VALUE RECEIVED, the undersigned, MSA SAFETY INCORPORATED (herein called the “Company”), a corporation organized and existing under the laws of Pennsylvania, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on October 13, 2021, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 4.00% per annum from the date hereof, payable quarterly on each Interest Payment Date in each year, commencing with the Interest Payment Date next succeeding the date hereof (which, for the Interest Payment Date occurring on April 13, 2014, shall also include all Accrued Interest payable in respect of this Note) until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 6.00% and (ii) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime rate”, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York, or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of 4.00% Amended and Restated Series A Senior Notes (herein called the “Notes”) issued pursuant to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of March 7, 2014 (as from time to time amended, the “Note Purchase Agreement”), between the Company, Prudential Investment Management, Inc. and each Prudential Affiliate which becomes a party thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Exhibit 1-A-1
A/75932249.10

This Note amends and restates and is given in substitution for, but not in satisfaction of, that certain 4.00% Series A Senior Note due October 13, 2021 issued by Mine Safety Appliances Company, LLC (as successor to Mine Safety Appliances Company) in favor of [______] in the original principal amount of $[______].
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
The Company agrees to make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
MSA SAFETY INCORPORATED
By
Name:
Title:

Exhibit 1-A-2
A/75932249.10

EXHIBIT 1-B

[FORM OF SHELF NOTE]
MSA SAFETY INCORPORATED
[____]% SERIES ___ SENIOR NOTE DUE [__________, ____]
No. [_____]    [Date]
PPN[______________]
ORIGINAL PRINCIPAL AMOUNT:
ORIGINAL ISSUE DATE:
INTEREST RATE:
FINAL MATURITY DATE:
PRINCIPAL PREPAYMENT DATES AND AMOUNTS:
For Value Received, the undersigned, MSA SAFETY INCORPORATED (herein called the “Company”), a corporation organized and existing under the laws of the State of Pennsylvania, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars [on the Final Maturity Date specified above (or so much thereof as shall not have been prepaid),][, payable on the Principal Prepayment Dates and in the amounts specified above, and on the Final Maturity Date specified above in an amount equal to the unpaid balance of the principal hereof,] with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the Interest Rate per annum specified above, payable quarterly, on the [___] day of [__________], [__________], [__________] and [_________] in each year, commencing with the [__________], [__________], [__________] or [_________] next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum (the “Default Rate”) from time to time equal to the greater of (i) 2% over the Interest Rate specified above or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime rate”, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of JPMorgan Chase Bank, N.A. in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of March 7, 2014 (as from time to time amended, the “Note Purchase Agreement”), between the Company, Prudential Investment Management, Inc. and each Prudential Affiliate which becomes a party thereto and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement.

Exhibit 1-B-1
A/75932249.10

Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
[The Company will make required prepayments of principal on the dates and in the amounts specified above and in the Note Purchase Agreement.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.] [This Note is not subject to prepayment.]
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
MSA SAFETY INCORPORATED
By
Name:
Title:

Exhibit 1-B-2
A/75932249.10

EXHIBIT 2

[FORM OF ]REQUEST FOR PURCHASE
MSA SAFETY INCORPORATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT
Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of March 7, 2014, between MSA Safety Incorporated (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”), the Series A Purchasers and each Prudential Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.
Pursuant to Section 2.2(c) of the Agreement, the Company hereby makes the following Request for Purchase:
1.    Aggregate principal amount of
the Shelf Notes covered hereby
(the “Notes”):    $__________
2.    Interest Rate:    [●]%

3.	Interest Payment Period: Quarterly
4.    Individual specifications of the Notes:
Principal
Final    Prepayment
Principal    Maturity    Dates and
Amount    Date    Amounts
5.    Use of proceeds of the Notes:
6.    Proposed day for the closing
of the purchase and sale of the Notes:
7.    The purchase price of the Notes is to be transferred to:
Name and Address
and ABA Routing    Number of
Number of Bank    Account

30.
The Company certifies that (a) [except as set forth on Exhibit A hereto,] the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase, (b) on the date of this Request for Purchase no Default or Event of Default has occurred or is continuing and (c) none of the proceeds of the Notes will be used for the purpose of financing a Hostile Tender Offer.

Exhibit 2-1
A/75932249.10

31.	The Issuance Fee to be paid pursuant to the Agreement will be paid by the Company on the closing date.
Dated:    [●] 20[●]
MSA SAFETY INCORPORATED
By:
Authorized Officer

Exhibit 2-2
A/75932249.10

EXHIBIT A
SUPPLEMENTAL REPRESENTATIONS
The Section references hereinafter set forth correspond to the similar sections of the Agreement which are supplemented hereby:

Exhibit 2-3
A/75932249.10

EXHIBIT 3

[FORM OF ]CONFIRMATION OF ACCEPTANCE
MSA SAFETY INCORPORATED
NOTE PURCHASE AND PRIVATE SHELF AGREEMENT
Reference is made to the Amended and Restated Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of March 7, 2014, between MSA Safety Incorporated (the “Company”), on the one hand, and Prudential Investment Management, Inc. (“Prudential”), the Series A Purchasers and each Prudential Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.
Prudential or the Prudential Affiliate which is named below as a Purchaser of Shelf Notes hereby confirms the representations as to such Shelf Notes set forth in Section 6 of the Agreement, and agrees to be bound by the provisions of the Agreement applicable to the Purchasers or holders of the Notes.
Pursuant to Section 2.2(e) of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:
I. Accepted Notes: Aggregate principal amount $[●]

(A)	(a) Name of Purchaser:
(b)    Principal amount:
(c)    Final maturity date:
(d)    Principal prepayment dates and amounts:
(e)    Interest rate:
(f)    Interest payment period:    quarterly in arrears
(g)    Payment and notice instructions: As set forth on attached Purchaser Schedule

(B)	(a) Name of Purchaser:
(b)    Principal amount:
(c)    Final maturity date:
(d)    Principal prepayment dates and amounts:
(e)    Interest rate:

Exhibit 3-1
A/75932249.10

(f)    Interest payment period:    quarterly in arrears
(g)    Payment and notice instructions: as set forth on attached Purchaser Schedule
[(C), (D)..... same information as above.]
II.    Closing Day: [●], 20[●].
MSA SAFETY INCORPORATED
By:
Name:
Title:
Dated:
PRUDENTIAL INVESTMENT MANAGEMENT, INC.
By:
Name:
Title:
[PRUDENTIAL AFFILIATE]
By:
Name:
Title:
[ATTACH PURCHASER SCHEDULES]

Exhibit 3-2
A/75932249.10

EXHIBIT 4.4(a)

FORM OF OPINION OF SPECIAL COUNSEL TO THE COMPANY
[See Attached]

Exhibit 4.4(b)-1
A/75932249.10

EXHIBIT 4.4(b)

FORM OF OPINION OF SPECIAL COUNSEL TO THE PURCHASERS

[See Attached]

Exhibit 3-2
A/75932249.10

EXHIBIT 9.10-A
FORM OF NOTE GUARANTEE
[See Attached]

Exhibit 9.10
A/75932249.10

EXHIBIT 9.10-B
FORM OF AMENDED AND RESTATED NOTE GUARANTEE
[See Attached]

Exhibit 3-2
A/75932249.10

EXECUTION VERSION

EXHIBIT 10.1(d)
FORM OF INTERCOMPANY SUBORDINATION AGREEMENT
[See Attached]

A/75944651.4

AMENDED AND RESTATED
INTERCOMPANY SUBORDINATION AGREEMENT
THIS AMENDED AND RESTATED INTERCOMPANY SUBORDINATION AGREEMENT (this “Agreement”), dated March 7, 2014, is made by and among the entities listed on the signature page hereto (or subsequently joining this Agreement as provided herein) (each being individually referred to herein as a “Loan Party” and collectively as the “Loan Parties”) in favor of the Purchasers (as defined below).
W I T N E S S E T H:
WHEREAS, Mine Safety Appliances Company, LLC, a Pennsylvania limited liability company (successor to Mine Safety Appliances Company, a Pennsylvania corporation) (together with its successors and assigns, “MSA”), previously entered into a Note Purchase and Private Shelf Agreement, dated as of October 13, 2010 (as amended, modified, supplemented or restated from time to time prior to the date hereof, the “Original Note Purchase Agreement”), with Prudential Investment Management, Inc. (“PIM”), the Series A Purchasers listed on the signature pages thereto and each Prudential Affiliate which becomes a party thereto from time to time (such Series A Purchasers and Prudential Affiliates, together with their respective successors and assigns, collectively, the “Purchasers”), pursuant to which the Company authorized the issuance of (i) $100,000,000 aggregate principal amount of its 4.00% Series A Senior Notes due October 13, 2021 (as amended, modified, supplemented or restated from time to time prior to the date hereof, the “Original Series A Notes”) and (ii) its additional senior promissory notes in the aggregate principal amount of up to $50,000,000 (as amended, modified, supplemented or restated from time to time prior to the date hereof, the “Original Shelf Notes” and together with the Original Series A Notes, collectively, the “Original Notes”) (no Original Shelf Notes were issued pursuant to the Original Note Purchase Agreement and the “Facility” under, and as defined in, the Original Note Purchase Agreement terminated prior to the date hereof);
WHEREAS, on the date hereof, MSA, MSA Safety Incorporated, a Pennsylvania corporation (the “Company”) and certain of their affiliates are entering into a corporate reorganization;
WHEREAS, in connection with such corporate reorganization, MSA, the Company and the Purchasers have agreed to amend and restate the Original Note Purchase Agreement pursuant to the terms of that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of the date hereof, among MSA, the Company, PIM and the Purchasers (as may be amended, modified, supplemented or restated from time to time, the “Note Purchase Agreement”);
WHEREAS, pursuant to the Note Purchase Agreement, (a) MSA has agreed to assign to the Company and the Company has agreed to assume all of MSA’s obligations, inter alia, under the Original Note Purchase Agreement and the Original Series A Notes, (b) the Company has agreed to issue $100,000,000 in aggregate principal amount of its 4.00% Amended and Restated Series A Senior Notes due October 13, 2021 in exchange for, and in replacement of, the Original Series A Notes (the “Series A Notes”), and (c) the Company has authorized the issuance and sale of additional senior promissory notes from time to time in the aggregate principal amount of up to $175,000,000 (as the same may be amended, modified, supplemented or restated from time to time, the “Shelf Notes”, and together with the Series A Notes, collectively, the “Notes”);

A/75944651.4

WHEREAS, the Loan Parties are or may become indebted to each other (the Indebtedness of each of the Loan Parties to any other Loan Party, now existing or hereafter incurred (whether created directly or acquired by assignment or otherwise), and interest and premiums, if any, thereon and other amounts payable in respect thereof are hereinafter collectively referred to as the “Intercompany Indebtedness”);
WHEREAS, certain of the Loan Parties previously executed an Intercompany Subordination Agreement, dated as of October 13, 2010 (the “Original Intercompany Subordination Agreement”) pursuant to which, among other things, such Loan Parties agreed to subordinate the Intercompany Indebtedness held by such Loan Parties to all principal, interest, fees and other Indebtedness and obligations of the Company or any other Loan Party to the Purchasers pursuant to the Original Note Purchase Agreement and the Original Notes;
WHEREAS, it is a condition to the agreement of the holders of the Notes to enter into the Note Purchase Agreement and exchange the Original Series A Notes for the Series A Notes that each of the Loan Parties party to the Original Intercompany Subordination Agreement agree to amend and restate the terms of the Original Intercompany Subordination Agreement upon the terms set forth in this Agreement, that each of the other Loan Parties enter into this Agreement and that this Agreement be in full force and effect; and
WHEREAS, unless otherwise defined herein, terms defined in the Note Purchase Agreement shall have such defined meanings when used herein; and
NOW, THEREFORE, intending to be legally bound hereby, the parties hereto covenant and agree as follows:

A/75944651.4

1.Intercompany Indebtedness Subordinated to Senior Debt. The recitals set forth above are hereby incorporated by reference. All Intercompany Indebtedness shall be subordinate and subject in right of payment to the prior indefeasible payment in full of all principal, interest, fees and other Indebtedness and obligations of the Company or any other Loan Party to the Purchasers pursuant to the Note Purchase Agreement, the Notes and the other Financing Documents, including, without limitation, any Make-Whole Amount payable in respect of the Notes (collectively, the “Senior Debt”) pursuant to the provisions contained herein.
2.Payment Over of Proceeds Upon Bankruptcy, Etc. Upon any distribution of assets of any Loan Party in connection with (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to any such Loan Party or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of any such Loan Party, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or (c) any assignment for the benefit of creditors or any marshaling of assets and liabilities of any such Loan Party (a Loan Party distributing assets as set forth herein being referred to in such capacity as a “Distributing Loan Party”), then and in any such event, the Purchasers shall be entitled to receive indefeasible payment in full of all amounts due or to become due (whether or not an Event of Default has occurred under the terms of the Financing Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) on or in respect of any and all Senior Debt before the holder of any Intercompany Indebtedness owed by the Distributing Loan Party is entitled to receive any payment on account of the principal of or interest on such Intercompany Indebtedness, and to that end, the Purchasers shall be entitled to receive, for application to the payment of the Senior Debt, any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in respect of the Intercompany Indebtedness owed by the Distributing Loan Party in any such case, proceeding, dissolution, liquidation or other winding up event.
If, notwithstanding the foregoing provisions of this Section 2, a Loan Party that is owed Intercompany Indebtedness by a Distributing Loan Party shall have received any payment or distribution of assets from the Distributing Loan Party of any kind or character, whether in cash, property or securities, then and in such event such payment or distribution shall be held in trust for the benefit of the Purchasers, shall be segregated from other funds and property held by such Loan Party, and shall be forthwith paid over to the Purchasers on a pro rata basis (based on the outstanding principal amount of the Notes then held by each Purchaser) in the same form as so received (with any necessary endorsement) to be applied (in the case of cash) to or held as collateral (in the case of noncash property or securities) for the payment or prepayment of the Senior Debt in accordance with the terms of the Note Purchase Agreement.

A/75944651.4

3.No Commencement of Any Proceeding. Each Loan Party agrees that, so long as the Senior Debt shall remain unpaid, it will not commence, or join with any creditor other than the Purchasers in commencing any proceeding referred to in the first paragraph of Section 2 against any other Loan Party which owes it any Intercompany Indebtedness.
4.Prior Payment of Senior Debt Upon Acceleration of Intercompany Indebtedness. If any portion of the Intercompany Indebtedness owed by any Loan Party becomes or is declared due and payable before its stated maturity, then and in such event the Purchasers shall be entitled to receive indefeasible payment in full of all amounts due and to become due on or in respect of the Senior Debt (whether or not an Event of Default has occurred under the terms of the Financing Documents or the Senior Debt has been declared due and payable prior to the date on which it would otherwise have become due and payable) before the holder of any such Intercompany Indebtedness is entitled to receive any payment thereon.
If, notwithstanding the foregoing, any Loan Party shall make any payment of the Intercompany Indebtedness prohibited by the foregoing provisions of this Section 4, such payment shall be paid over and delivered forthwith to the Purchasers on a pro rata basis (based on the outstanding principal amount of the Notes then held by each Purchaser).
The provisions of this Section 4 shall not apply to any payment with respect to which Section 2 hereof would be applicable.
5.No Payment When Senior Debt in Default. If any Default or Event of Default shall have occurred and be continuing, or such a Default or Event of Default would result from or exist after giving effect to a payment with respect to any portion of the Intercompany Indebtedness, unless the Required Holders shall have consented to or waived the same, so long as any of the Senior Debt shall remain outstanding, no payment shall be made by any Loan Party owing such Intercompany Indebtedness on account of principal or interest on any portion of the Intercompany Indebtedness.
If, notwithstanding the foregoing, any Loan Party shall make any payment of the Intercompany Indebtedness prohibited by the foregoing provisions of this Section 5, such payment shall be paid over and delivered forthwith to the Purchasers on a pro rata basis (based on the outstanding principal amount of the Notes then held by each Purchaser).
The provisions of this Section 5 shall not apply to any payment with respect to which Section 2 hereof would be applicable.

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6.Payment Permitted if No Default. Except during the pendency of any of the conditions described in Sections 2, 4 and 5 hereof, nothing contained in this Agreement shall prevent any Loan Party from (i) making payments of principal of or interest on any portion of the Intercompany Indebtedness, or (ii) retaining any money deposited with such Loan Party for the payment of or on account of the principal of or interest on the Intercompany Indebtedness.
7.Rights of Subrogation. Each Loan Party agrees that no payment or distribution to the Purchasers pursuant to the provisions of this Agreement shall entitle it to exercise any rights of subrogation in respect thereof until the Senior Debt shall have been indefeasibly paid in full and the Facility shall have expired or been terminated.
8.Instruments Evidencing Intercompany Indebtedness. Each Loan Party shall cause each instrument, if any, which now or hereafter evidences all or a portion of the Intercompany Indebtedness to be conspicuously marked as follows:
“This instrument is subject to the terms of an Amended and Restated Intercompany Subordination Agreement, dated March 7, 2014, in favor of each of the holders of Notes referred to therein, which Amended and Restated Intercompany Subordination Agreement is incorporated herein by reference. Notwithstanding any contrary statement contained in the within instrument, no payment on account of the principal thereof or interest thereon shall become due or payable except in accordance with the express terms of said Amended and Restated Intercompany Subordination Agreement.”
Each Loan Party will further mark its books of account in such a manner as shall be effective to give proper notice to the effect of this Agreement.

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9.Agreement Solely to Define Relative Rights. The purpose of this Agreement is solely to define the relative rights of the Loan Parties, on the one hand, and the Purchasers, on the other hand. Nothing contained in this Agreement is intended to or shall impair, as between any of the Loan Parties and their creditors other than the Purchasers, the obligation of the Loan Parties to each other to pay the principal of and interest on the Intercompany Indebtedness as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights among the Loan Parties and their creditors other than the Purchasers, nor shall anything herein prevent any of the Loan Parties from exercising all remedies otherwise permitted by applicable Law upon default under any agreement pursuant to which the Intercompany Indebtedness is created, subject to the rights, if any, under this Agreement of the Purchasers to receive cash, property or securities otherwise payable or deliverable with respect to the Intercompany Indebtedness.
10.No Implied Waivers of Subordination. No right of the Purchasers to enforce subordination, as herein provided, shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act by the any Purchaser, or by any non-compliance by any Loan Party with the terms, provisions and covenants of any agreement pursuant to which the Intercompany Indebtedness is created, regardless of any knowledge thereof any Purchaser may have or be otherwise charged with. Each Loan Party by its acceptance hereof shall agree that, so long as there is Senior Debt outstanding or the Facility is in effect under the Note Purchase Agreement, such Loan Party shall not agree to sell, assign, pledge, encumber or otherwise dispose of, or to compromise, the obligations of the other Loan Parties with respect to their Intercompany Indebtedness, other than by means of payment of such Intercompany Indebtedness according to its terms, without the prior written consent of the Required Holders.
Without in any way limiting the generality of the foregoing paragraph, any of the Purchasers may, at any time and from time to time, without the consent of or notice to the Loan Parties or the Company except to the extent provided in the Note Purchase Agreement, without incurring responsibility to the Loan Parties and without impairing or releasing the subordination provided in this Agreement or the obligations hereunder of the Loan Parties to the Purchasers, do any one or more of the following: (i) change the manner, place or terms of payment, or extend the time of payment, renew or alter the Senior Debt or otherwise amend or supplement the Senior Debt or the Financing Documents; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt, if any; (iii) release any Person liable in any manner for the payment or collection of the Senior Debt; and (iv) exercise or refrain from exercising any rights against any of the Loan Parties and any other Person.

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11.Additional Subsidiaries. The Loan Parties covenant and agree that they shall cause Subsidiaries created or acquired after the date of this Agreement that are required to execute a Note Guarantee pursuant to Section 9.10 of the Note Purchase Agreement, to execute a joinder to this Agreement in substantially the form of Exhibit A hereto (a “Loan Party Joinder”), whereby such Subsidiary joins this Agreement and subordinates all Indebtedness owed to any such Subsidiary by any of the Loan Parties or other Subsidiaries hereafter created or acquired to the Senior Debt.
12.Continuing Force and Effect. This Agreement shall continue in force for so long as any portion of the Senior Debt remains unpaid and the Facility under the Note Purchase Agreement has not expired by its terms or been terminated, it being contemplated that this Agreement be of a continuing nature.
13.Modification, Amendments or Waivers. Any and all agreements amending or changing any provision of this Agreement or the rights of the Purchasers hereunder, and any and all waivers or consents to Events of Default or other departures from the due performance of the Loan Parties hereunder, shall be made only by written agreement, waiver or consent signed by the Required Holders, any such agreement, waiver or consent made with such written consent being effective to bind all the Purchasers and, with respect to amendments or changes to any provision of this Agreement, signed by the Company, acting on behalf of the Loan Parties.
14.Expenses. The Loan Parties unconditionally and jointly and severally agree upon demand to pay to the Purchasers the amount of any and all costs, expenses and disbursements for which reimbursement is customarily obtained, including fees and expenses of counsel, which the any of the Purchasers may incur in connection with (a) the administration of this Agreement, (b) the exercise or enforcement of any of the rights of the Purchasers hereunder, or (c) the failure by the Loan Parties to perform or observe any of the provisions hereof.
15.Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
16.Governing Law. This Agreement shall be a contract under the internal Laws of the State of New York and for all purposes shall be construed in accordance with the internal Laws of the State of New York without giving effect to its principles of conflict of Laws.

A/75944651.4

17.Successors and Assigns. This Agreement shall inure to the benefit of the Purchasers and their respective successors and assigns, as permitted in the Note Purchase Agreement, and the obligations of the Loan Parties shall be binding upon their respective successors and assigns. The duties and obligations of the Loan Parties may not be delegated or transferred by the Loan Parties without the written consent of the Required Holders and any such delegation or transfer without such consent shall be null and void. Except to the extent otherwise required by the context of this Agreement, the word “Purchasers” when used herein shall include, without limitation, any holder of a Note or an assignment of rights therein originally issued to a Purchaser under the Note Purchase Agreement, and each such holder of a Note or assignment shall have the benefits of this Agreement to the same extent as if such holder had originally been a Purchaser under the Note Purchase Agreement.
18.Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument. A facsimile or electronic transmission of the signature of any party on any counterpart shall be effective as the signature of the party executing such counterpart and shall be deemed to constitute an original signature of such party to this Agreement and shall be admissible into evidence for all purposes.
19.Attorneys-in-Fact. Each of the Loan Parties hereby authorizes and empowers each Purchaser, at its election and in the name of either itself, for the benefit of the Purchasers, or in the name of each such Loan Party as is owed Intercompany Indebtedness, to execute and file proofs and documents and take any other action such Purchaser may deem advisable to completely protect the Purchasers’ interests in the Intercompany Indebtedness and their right of enforcement thereof, and to that end each of the Loan Parties hereby irrevocably makes, constitutes and appoints each such Purchaser, its officers, employees and agents, or any of them, with full power of substitution, as the true and lawful attorney-in-fact and agent of such Loan Party, and with full power for such Loan Party, and in the name, place and stead of such Loan Party for the purpose of carrying out the provisions of this Agreement, and taking any action and executing, delivering, filing and recording any instruments which the Purchasers may deem necessary or advisable to accomplish the purposes hereof, which power of attorney, being given for security, is coupled with an interest and is irrevocable. Each Loan Party hereby ratifies and confirms, and agrees to ratify and confirm, all action taken by each such Purchaser, its officers, employees or agents pursuant to the foregoing power of attorney.
20.Application of Payments. In the event any payments are received by any Purchaser under the terms of this Agreement for application to the Senior Debt at any time when the Senior Debt has not been declared due and payable and prior to the date on which it would otherwise become due and payable, such payment shall constitute a voluntary prepayment of the Senior Debt for all purposes under the Note Purchase Agreement and shall be applied in accordance with Sections 8.2 and 8.3 of the Note Purchase Agreement.

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21.Remedies. In the event of a breach by any of the Loan Parties in the performance of any of the terms of this Agreement, the Purchasers, may demand specific performance of this Agreement and seek injunctive relief and may exercise any other remedy available at law or in equity, it being recognized that the remedies of the Purchasers at law may not fully compensate the Purchasers for the damages they may suffer in the event of a breach hereof.
22.Consent to Jurisdiction, Waiver of Jury Trial. Each of the Loan Parties hereby irrevocably consents to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York over any suit, action or proceeding arising out of or relating to this Agreement, waives personal service of any and all process upon it and consents that all such service of process be made by certified or registered mail directed to the Loan Parties at the addresses referred to in Section 23 hereof and service so made shall be deemed to be completed upon actual receipt thereof. Each of the Loan Parties waives any objection to jurisdiction and venue of any action instituted against it as provided herein and agrees not to assert any defense based on lack of jurisdiction or venue, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE PURCHASERS TO ACCEPT THIS AGREEMENT AND PURCHASE THE NOTES.
23.Notices. All notices, statements, requests and demands and other communications given to or made upon the Loan Parties or the Purchasers in accordance with the provisions of this Agreement shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(a)    if to any Loan Party, to the address set forth below its signature hereto or in the Loan Party Joinder executed by such Loan Party (as applicable), or to such other address as such Loan Party shall have specified to the Purchasers in writing, or
(b)    if to any Purchaser, to such Purchaser at the addresses specified for such communications set forth in Schedule A to the Note Purchase Agreement (or, if such Purchaser’s address is not set forth therein, in such Purchaser’s Confirmation of Acceptance), or such other address as such Purchaser shall have specified to the Loan Parties in writing.

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24.    Continued Effectiveness; No Novation. This Agreement shall, and hereby does, amend, restate and replace in its entirety the Original Intercompany Subordination Agreement which, as so amended and restated by this Agreement, continues in full force and effect without rescission or novation thereof. The parties hereto hereby acknowledge and agree that the amendments to the Original Intercompany Subordination Agreement set forth herein could have been effected through an agreement or instrument amending the Original Intercompany Subordination Agreement, and for convenience, the parties hereto have agreed to amend and restate the terms and provisions of the Original Intercompany Subordination Agreement pursuant to this Agreement. Anything contained herein to the contrary notwithstanding, this Agreement is not intended to and shall not serve to effect a novation of the obligations under the Original Intercompany Subordination Agreement. Instead, it is the express intention of the Loan Parties to reaffirm the liabilities and obligations created under the Original Intercompany and Subordination Agreement, as amended and restated by this Agreement. Each Loan Party acknowledges and confirms that it has no defense, set off, claim or counterclaim arising prior to the date hereof against any of the holders of the Notes with regard to the liabilities and obligations created under the Original Intercompany Subordination Agreement.

[INTENTIONALLY LEFT BLANK]

A/75944651.4

IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have executed this Agreement on the day and year first above written, with the intention that it constitute a document under seal.

LOAN PARTIES:
WITNESS:
MSA Safety Incorporated, a Pennsylvania corporation

By:                 (SEAL)
Name:
Title:

Address:
MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Attention: Senior Vice President and Chief Financial Officer

WITNESS:
Mine Safety Appliances, LLC, a Pennsylvania limited liability company

By:                 (SEAL)
Name:
Title:

Address:
c/o MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Attention: Senior Vice President and Chief Financial Officer

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WITNESS:
General Monitors, Inc., a Nevada corporation

By:                 (SEAL)
Name:
Title:

Address:
c/o MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Attention: Senior Vice President and Chief Financial Officer

WITNESS:
General Monitors Transnational, LLC, a Nevada limited liability company

By:                 (SEAL)
Name:
Title:

Address:
c/o MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Attention: Senior Vice President and Chief Financial Officer

WITNESS:
MSA International, Inc., a Delaware corporation

By:                 (SEAL)
Name:
Title:

Address:
c/o MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Attention: Senior Vice President and Chief Financial Officer

A/75944651.4

WITNESS:
MSA Worldwide, LLC, a Pennsylvania limited liability company

By:                 (SEAL)
Name:
Title:

Address:
c/o MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Attention: Senior Vice President and Chief Financial Officer

WITNESS:
MSA Advanced Detection, LLC, a Pennsylvania limited liability company

By:                 (SEAL)
Name:
Title:

Address:
c/o MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Attention: Senior Vice President and Chief Financial Officer

WITNESS:
MSA Safety Development, LLC, a Pennsylvania limited liability company

By:                 (SEAL)
Name:
Title:

Address:
c/o MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Attention: Senior Vice President and Chief Financial Officer

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WITNESS:
MSA Technology, LLC, a Pennsylvania limited liability company

By:                 (SEAL)
Name:
Title:

Address:
c/o MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Attention: Senior Vice President and Chief Financial Officer

WITNESS:
MSA Innovation, LLC, a Pennsylvania limited liability company

By:                 (SEAL)
Name:
Title:

Address:
c/o MSA Safety Incorporated
1000 Cranberry Woods Drive
Cranberry Township, Pennsylvania 16066
Attention: Senior Vice President and Chief Financial Officer

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Exhibit A
Form of Joinder
[Addressed to each of the Purchasers]

Reference is made to that certain Amended and Restated Intercompany Subordination Agreement (the “Intercompany Subordination Agreement”), dated as of March 7, 2014, by and among the Loan Parties identified therein in favor of each of you, as Purchasers. All capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Intercompany Subordination Agreement.
The undersigned hereby agrees that it is a party to the Intercompany Subordination Agreement and is therefore bound by, and subject to, the terms of the Intercompany Subordination Agreement, and that it is a “Loan Party” under, and as defined, therein.
The address and facsimile number for notices pursuant to the Intercompany Subordination Agreement are as follows:
[set forth address and facsimile number for notices]

Very truly yours,
[NAME OF LOAN PARTY]
By

Schedule 4.12 -- 1

SCHEDULE 4.12

REORGANIZATION

Domestic Reorganization
Simultaneously with the effectiveness of this Agreement, Mine Safety Appliances Company, a Pennsylvania corporation (“Original Issuer”), completed a series of transactions in which (i) MSA Safety Incorporated, a Pennsylvania corporation (“Company”), became the parent holding company for the Original Issuer, as described below under “Holding Company Formation” and (ii) the Original Issuer realigned its Subsidiaries, as described below under “Subsidiary Realignment.”
Holding Company Formation
The holding company structure was established through a merger transaction. The Original Issuer formed the Company and Project Q Merger Sub (“Merger Sub”) as Pennsylvania corporations for the purpose of effecting the merger. At the effective time, Merger Sub merged into the Original Issuer, which was the surviving entity. In connection with that merger, the outstanding preferred stock and common stock of the Original Issuer (including treasury shares, which the Original Issuer contributed to the Company) were converted into an equivalent number of shares of preferred stock and common stock, respectively, of the Company. As a result of that merger, the Original Issuer became a wholly-owned subsidiary of the Company.
The Company has the same charter (other than corporate name), bylaws and board of directors as the Original Issuer. As a result of the merger, the Company became the NYSE-listed, SEC-reporting parent company for the Original Issuer and its Subsidiaries.
Subsidiary Realignment
The subsidiary realignment involved several transactions that led to those subsidiaries being placed under an intermediate holding company, named MSA Worldwide, LLC (“MSAW”), which is wholly-owned by the Company.
As a preliminary step to the subsidiary realignment, the Original Issuer converted into a Pennsylvania limited liability company. That conversion was accomplished by merging the Original Issuer into a limited liability company, named Mine Safety Appliances Company, LLC (“MSACL”), which was the merger survivor (the “Second Merger”).
The Original Issuer formed the following wholly-owned subsidiaries as Pennsylvania limited liability companies:

•	MSA Worldwide, LLC, which serves as an intermediate holding company underneath the Company.

•
MSA Advanced Detection, LLC (“MADL”), which serves as a wholly-owned sub-holding company underneath MSAW for the existing General Monitors entities. The equity interests formerly held by the Original Issuer in General Monitors, Inc. and General Monitors Transnational LLC (including its subsidiaries) were contributed immediately following the completion of the Second Merger to MADL.

Schedule 4.12 -- 2

•	MSA Safety Development, LLC (“MSASD”), which serves as a wholly-owned sub-holding company underneath MSAW for the following two intellectual property subsidiaries:

◦
MSA Technology, LLC, which holds intellectual property rights formerly held by the Original Issuer. The Original Issuer’s intellectual property was contributed to this subsidiary immediately following the completion of the Second Merger.

◦
MSA Innovation, LLC (“Innovation”), which will conduct research and development activities. The research and development facilities located in Cranberry Township, Pennsylvania and owned by the Original Issuer were leased to this subsidiary, and the research and development activities formerly conducted by the Original Issuer will be conducted by this subsidiary.

Following the contribution of the intellectual property assets, the two intellectual property Subsidiaries were contributed by MSACL to MSASD. MSASD, MADL and MSA International, Inc. (“MSAII”) (including its subsidiaries) were contributed by MSACL to MSAW. At that point, MSAW held all of the outstanding equity of MADL (including the General Monitors entities), MSASD (including the two intellectual property Subsidiaries) and MSAII (including its Subsidiaries).
MSACL transferred its equity interests in MSAW by dividend to the Company.
Following the dividend transfer of MSAW from MSACL to the Company, the Company contributed its equity interests in MSACL to MSAW. As a result, MSACL became a subsidiary of MSAW and a second tier subsidiary of the Company, along with MADL, MSASD and MSAII. MSACL retained its equity interests in Microsensor Systems Inc., Safety Supply Specialists Inc., Safety Works, LLC and Mine Safety Funding Corp.; and retained its equity interests in various Foreign Subsidiaries and MSA Far East LTD. (see “Foreign Reorganization” below for information regarding the proposed disposition of these Foreign Subsidiaries and MSA Far East LTD.).
In connection with the Reorganization , the following agreements were entered:
(1)    MSAW entered into a shared services agreement with its domestic Subsidiaries (including MADL, MSASD, MSAII and MSACL) whereby MSAW will provide corporate services, such as executive administration, finance and treasury, human resources, law and IT services, for the benefit of the entire enterprise. Initially, MSACL will provide those services to MSAW with MSACL employees. On or around January 1, 2015, the employees performing those services, along with the Company’s executive organization, will be transferred to MSAW, which will become their employer and will provide those corporate services directly under the shared services agreement.
(2)    MSAW entered into a lease agreement with MSACL pursuant to which it has leased the real estate and personal property constituting MSACL’s office facilities at 1000 Cranberry Woods Drive, Cranberry Township, Pennsylvania.
(3)    Innovation entered into a lease agreement with MSACL pursuant to which it leased the real estate and personal property constituting MSACL’s research and development facilities located at 1000 Cranberry Woods Drive, Cranberry Township, Pennsylvania.

Schedule 4.12 -- 3

Foreign Reorganization

After the Restatement Closing, the Company intends to reorganize and realign certain Foreign Subsidiaries – including Foreign Subsidiaries directly held by MSACL and Foreign Subsidiaries held directly or indirectly by MSAII. The primary purpose of the reorganization is to implement a “principal operating company” (“POC”) structure to facilitate on-going management of the European operations of the Company. In the POC structure, certain manufacturing operations are intended to be transferred into new entities that would sell finished goods to the POC. The POC would in turn distribute the finished goods through limited risk distributors in the various jurisdictions. The POC would also contract with intercompany service providers and after-market service providers, as well as research and development companies and intellectual property owning companies.
As part of that reorganization, the equity interests held directly or indirectly by MSACL in various Foreign Subsidiaries and MSA Far East LTD. may be transferred to MSAII, another subsidiary of the Company that is a subsidiary guarantor, or any direct or indirect subsidiary of MSAII or any such subsidiary guarantor. The entities to be transferred include the following:

Schedule 4.12 -- 4

Name	State or Other Jurisdiction of Incorporation	Equity Interest Holders
MSA Europe GmbH	Germany	99% by MSA International Holdings B.V. and 1% by MSACL
MSA de Mexico S.A. de C.V.	Mexico	100% by MSACL
MSA Española S.A.U.	Spain	100% by MSACL
MSA Far East LTD.	Delaware	100% by MSACL
Braddock Insurance Company	Bermuda	100% by MSA Far East LTD.
MSA de Chile Ltda.	Chile	99% by MSACL and 1% by MSA Far East LTD.
Wuxi - MSA Safety Equipment Co. Ltd.	China	90% by MSACL and 10% by Wuxi Lima Chemical Machinery Ltd.
SAMSAC	South Africa	74.9% by MSACL and 25.1% by Mineworkers Investment Co.
Select Personal Protective Equipment (PTY) Ltd.	South Africa	100% by SAMSAC
SAMSAC Africa (Proprietary) Ltd.	South Africa	100% by SAMSAC
MSA Select Ltd.	Zambia	50% by Select Personal Protective Equipment (PTY) Ltd. and 50% by SAMSAC Africa (Proprietary) Ltd.
MSA (India) Limited	India	100% by MSACL
MSA del Peru S.A.C.	Peru	100% by MSACL
MSA (Aust.) Pty. Ltd.	Australia	100% by MSACL
EYMSAL Safety Solutions Inc. LLC	Egypt	99.5% by MSACL and 0.5% by Mr. Girgis Sarwat Girgis Abdel Shahid
MSA Egypt LLC	Egypt	99.5% by EYMSAL Safety Solutions Inc. LLC and 0.5% by Mr. Girgis Sarwat Girgis Abdel Shahid
MSA (China) Safety Equipment Co., Ltd.	China	65% by MSA Hong Kong Ltd., 25% by MSACL and 10% by Wuxi Lima Chemical Machinery Ltd.
Compañia MSA de Argentina S.A.	Argentina	95% by MSAII and 5% by MSACL
Each transfer of an equity interest held by MSACL will be effected in one of two ways:
(1)    MSACL will transfer its equity interest in an entity to MSAW by dividend. MSAW will then contribute that equity interest to MSAII as a capital contribution. The capital contribution may or may not include the issuance of additional shares of MSAII’s capital stock to MSAW, which would continue to own 100% of the outstanding capital stock of MSAII.
(2)    MSACL will transfer its equity interest in an entity directly to MSAII in exchange for shares of the capital stock of MSAII in a sale type transaction. The shares of the capital stock of MSAII so received by MSACL will be transferred to MSAW by dividend.

Schedule 4.12 -- 5

When the transfers are completed, MSAW will remain the owner of 100% of the outstanding capital stock of MSAII.
In each case, it is possible that the certificate of incorporation of MSAII will need to be amended in order to provide sufficient authorized but unissued shares of the capital stock of MSAII to facilitate the transfers. In addition, once the equity interest in an entity is received by MSAII, there may be further downstream capital contributions of that equity interest to MSAII’s Subsidiaries (for example, MSA International Holdings B.V. and its Subsidiary, MSA Europe GmbH). MSAII may also contribute subsidiaries it already owns as part of the foreign restructuring, such as MSA Britain Ltd. Those capital contributions may also involve the issuance of additional equity interests to the contributor/transferor, and possible amendments to the governing documents of the transferee in the event there is insufficient authorized equity of the transferee for such issuances. The transfers are expected to take place over time due to transfer processing requirements in the foreign jurisdictions and in order to manage tax considerations.
Certain Subsidiaries under MSAII (including certain Subsidiaries transferred as described above as well as additional Subsidiaries not transferred as described above) will be realigned and restructured to rationalize existing operations and to improve tax efficiencies of those operations. Certain existing Subsidiaries will be restructured, and new Subsidiaries will be formed, to undertake manufacturing, sales, services and other operations. Several existing Subsidiaries will undergo a change in form, which will affect their name, governing documents and local tax status; and several existing Subsidiaries will be liquidated and dissolved after their assets and operations have been transferred to their equity owners (other Subsidiaries). Some assets and operations will be moved between some of those existing and new Subsidiaries; and those transfers may involve the issuance of additional equity interests by the transferee to the transferor. Again, amendments to the governing documents of the transferee entity may be needed if there is insufficient authorized equity for such issuances. In each instance, the Company will remain directly or indirectly the 100% owner of the equity of each of the entities included in the restructuring (other than any required director’s qualifying shares).
The changes described in the preceding paragraph include the following:

Schedule 4.12 -- 6

Operations	Current Legal Entity	Restructured Entity
POC	n/a	MSA Europe GmbH*
Manufacturing (Tollers)	MSA Auer GmbH	MSA Produktion Deutschland GmbH*
	MSA Gallet SAS	MSA Production France SAS*
	MSA Sordin AB	MSA Produktion Sverige AB**
	Gallet Morocco	MSA Production Morocco Ste**
Sales (LRDs)	MSA Auer Sickerheitsvertrieb GmbH	MSA Osterreich GmbH**
	MSA Belgium N.V.	MSA Belgium B.V.
	MSA Czech S.R.O.	MSA Czech S.R.O.
	MSA Gallet SAS	MSA France SAS**
	MSA Auer GmbH	MSA Deutschland GmbH**
	MSA Safety Hungary	To be liquidated and assets distributed to equity holders.
	MSA Italiana SpA	MSA Italia S.R.L.
	MSA Netherlands B.V.	MSA Nederland B.V.**
	MSA Safety Poland Sp.z.o.o.	MSA Polska Sp.z.o.o.**
	MSA Safety Romania	To be liquidated and assets distributed to equity holder
	MSA Espanol SA	MSA Espanol S.R.L.
	MSA Nordic AB	MSA Nordic AB
	MSA Auer Schweiz GmbH	MSA Schweiz GmbH**
	MSA Britain Ltd	MSA Great Britain Ltd**
Services	MSA Auer Service GmbH	MSA Technologies and Enterprise Services GmbH**
	n/a	MSA Safety Services GmbH*
	n/a	MSA Technologies and Enterprise Services SAS*
Other	MSA Europe GmbH	MSA Europe Holdings GmbH**
	MSA Gallet Holdings SAS	MSA Gallet Holdings SAS
	MSA Eurex	MSA Eurex B.V.
	Gassonic	Gassonic A/S
	General Monitors Ireland	General Monitors Ireland Ltd.

*	New entity.

**	New name.
MSA Auer GmbH’s assets, liabilities and operations will be reorganized into three new entities, each of which will be wholly owned by MSA Europe Holdings GmbH (formerly known as MSA Europe GmbH): MSA Produktion Deutschland GmbH (manufacturing functions), MSA Technologies and Enterprise Services GmbH (formerly known as MSA Auer Service GmbH) (intercompany services, including operation support services, research and development support services and administrative support services), and MSA Safety Services GmbH (customer facing after market services). MSA Auer GmbH will remain, but will be renamed MSA Deutschland GmbH (limited risk distributor).

Schedule 4.12 -- 7

MSA Gallet SAS’ assets, liabilities and operations will be reorganized into two new entities: MSA Production France SAS (manufacturing functions) and MSA Technologies and Enterprise Services SAS (intercompany services, including operation support services, research and development support services and administrative support services). MSA Gallet SAS remains, but will be renamed MSA France SAS (limited risk distributor).
In addition to the customer facing after market service functions in Germany that will be spun off into MSA Safety Services GmbH, each of MSA Espanol S.R.L., MSA France SAS and MSA Italia S.R.L (formerly known as MSA Italiana SpA) will transfer their respective customer facing after-market services resources to MSA Safety Services GmbH. In subsequent transactions, MSA Great Britain Ltd. (formerly known as MSA Britain Ltd.), MSA Polska Sp.z.o.o. (formerly known as MSA Safety Poland Sp.z.o.o.), MSA Nederland B.V. (formerly known as MSA Netherlands B.V.), MSA Belgium N.V., MSA Schweiz GmbH (formerly known as MSA Auer Schweiz GmbH), MSA Czech S.R.O. and MSA Osterreich GmbH (formerly known as MSA Auer Sickerheitsvertrieb GmbH) will transfer their respective customer facing after-market services resources to MSA Safety Services GmbH. MSA Safety Services GmbH will form local country branches for purposes of providing the after-market services in the relevant countries.
MSA International Holdings B.V. will establish a new entity known as MSA Europe GmbH as the principal operating company (“POC”) for its European operations, and certain of the Subsidiaries will be transferred to the POC. The POC and various of the Subsidiaries will enter into intercompany agreements for toll manufacturing, sales and distribution, enterprise services and after-market services.
These transactions will occur over a period of several months in order to address employee consultations, transfer restrictions and other procedures applicable in some of the foreign jurisdictions and to manage tax considerations. The POC structure is expected to be implemented on or around January 1, 2015.
In addition, General Monitors Transnational, LLC may transfer its 70% equity interest in Gassonic to MSAII or one of its Subsidiaries. If transferred, the transfer would be effected by dividend transfer and subsequent capital contribution, or by sale type transfer, in much the same way as described above for the transfer of the equity interests held by MSACL to MSAII or its Subsidiaries.
We anticipate that the restructuring of the Foreign Subsidiaries and the implementation of the POC structure will adhere generally to the program outlined above. Nevertheless, it is possible that certain adjustments, amendments or variations may be required to achieve the efficient POC structure contemplated as a part of the Foreign Reorganization. Such adjustments, amendments or variations may include (among other things) the formation of new or different entities, the conversion of entities to a new form, the change of the name or the charter documents of the entities, the issuance of additional capital or share premium, the distribution of assets or dividends, the further transfer of assets or shares among the Subsidiaries, and/or entering into new or amended intercompany agreements. No such adjustment, amendment or variation would result in the Company ceasing to hold 100% of the equity of the Subsidiaries referred to in this Schedule (other than the existing minority interests noted above).

Schedule 4.12 -- 8

SCHEDULE 5.2

SUBSIDIARIES

Name	State or Other Jurisdiction of Incorporation	Holders of Equity Interests and Percentages
MSA Worldwide, LLC	Pennsylvania	100% by MSA Safety Incorporated
MSA Advanced Detection, LLC	Pennsylvania	100% by MSA Worldwide, LLC
MSA International, Inc.	Delaware	100% by MSA Worldwide, LLC
General Monitors, Inc.	Nevada	100% by MSA Advanced Detection, LLC
General Monitors Transnational, LLC	Nevada	100% by MSA Advanced Detection, LLC
Mine Safety Appliances Company, LLC	Pennsylvania	100% by MSA Worldwide, LLC
MSA Europe GmbH	Germany	99% by MSA International Holdings B.V. and 1% by Mine Safety Appliances Company, LLC
Mine Safety Romania S.R.L.	Romania	100% by MSA Europe GmbH
MSA-Auer Sicherheitstachnik Vertriebs GmbH	Austria	100% by MSA Europe GmbH
MSA Safety Czech s.r.o.	Czechoslovakia	100% by MSA Europe GmbH
MSA AUER GmbH	Germany	100% by MSA Europe GmbH
MSA Nederland B.V.	Netherlands	100% by MSA Europe GmbH
MSA Italiana S.p.A.	Italy	99% by MSA Europe GmbH and 1% by MSA Far East LTD.
MSA Belgium N.Y.	Belgium	100% by MSA Europe GmbH
MSA AUER Schweiz GmbH	Switzerland	100% by MSA Europe GmbH
MSA Nordic AB	Sweden	100% by MSA Europe GmbH
MSA Sordin AB	Sweden	100% by MSA Nordic AB
Microsensor Systems Inc.	Kentucky	100% by Mine Safety Appliances Company, LLC
MSA de Mexico S.A. de C.V.	Mexico	100% by Mine Safety Appliances Company, LLC
Safety Supply Specialists Inc.	Delaware	100% by Mine Safety Appliances Company, LLC
MSA Española S.A.U.	Spain	100% by Mine Safety Appliances Company, LLC
MSA Far East LTD.	Delaware	100% by Mine Safety Appliances Company, LLC
Braddock Insurance Company	Bermuda	100% by MSA Far East LTD.
MSA de Chile Ltda.	Chile	99% by Mine Safety Appliances Company, LLC and 1% by MSA Far East LTD.
Wuxi - MSA Safety Equipment Co. Ltd.	China	90% by Mine Safety Appliances Company, LLC and 10% by Wuxi Lima Chemical Machinery Ltd.
SAMSAC	South Africa	74.9% by Mine Safety Appliances Company, LLC and 25.1% by Mineworkers Investment Co.

Schedule 5.2 -- 1

Name	State or Other Jurisdiction of Incorporation	Holders of Equity Interests and Percentages
Select Personal Protective Equipment (PTY) Ltd.	South Africa	100% by SAMSAC
SAMSAC Africa (Proprietary) Ltd.	South Africa	100% by SAMSAC
MSA Select Ltd.	Zambia	50% by Select Personal Protective Equipment (PTY) Ltd. and 50% by SAMSAC Africa (Proprietary) Ltd.
MSA (India) Limited	India	100% by Mine Safety Appliances Company, LLC
MSA del Peru S.A.C.	Peru	100% by Mine Safety Appliances Company, LLC
MSA (Aust.) Pty. Ltd.	Australia	100% by Mine Safety Appliances Company, LLC
MSA Middle East	UAE branch office of Mine Safety Appliances Company, LLC
EYMSAL Safety Solutions Inc. LLC	Egypt	99.5% by Mine Safety Appliances Company, LLC and 0.5% by Mr. Girgis Sarwat Girgis Abdel Shahid
MSA Egypt LLC	Egypt	99.5% by EYMSAL Safety Solutions Inc. LLC and 0.5% by Mr. Girgis Sarwat Girgis Abdel Shahid
Mine Safety Funding Corp.	Delaware	100% by Mine Safety Appliances Company, LLC
MSA International Holdings B.V.	Netherlands	100% by MSA International, Inc.
MSA Eurex B.V. (EU Trading Company)	Netherlands	100% by MSA International Holdings B.V.
Mine Safety Ireland	Ireland	99% by MSA International Holdings B.V. and 1% by MSA Eurex B.V. (EU Trading Company)
MSA Safety Hungary Ltd.	Hungary	75% by MSA International Holdings B.V. and 25% by MSA Europe GmbH
MSA Safety Sp: z.o.o.	Poland	100% by MSA International Holdings B.V.
MSA Gallet Holding	France	100% by MSA International Holdings B.V.
MSA Gallet SAS	France	100% by MSA Gallet Holding
MSA Gallet Morocco	Morocco	100% by MSA Gallet SAS
MSA Safety Malaysia Sdn. Bhd.	Malaysia	100% by MSA International Holdings B.V.
MSA Middle East FZE	UAE	100% by MSA International Holdings B.V.
MSA Hong Kong Ltd.	Hong Kong	100% by MSA International Holdings B.V.
MSA (China) Safety Equipment Co., Ltd.	China	65% by MSA Hong Kong Ltd., 25% by Mine Safety Appliances Company, LLC and 10% by Wuxi Lima Chemical Machinery Ltd.
MSA (Suzhou) Safety Equipment R&D Co., Ltd.	China	100% by MSA Hong Kong Ltd.
Compañia MSA de Argentina S.A.	Argentina	95% by MSA International, Inc. and 5% by Mine Safety Appliances Company, LLC
MSA de Mexico Servicios S.A. de C. V.	Mexico	99.9% by MSA International, Inc. and 0.1% by MSA de Mexico S.A. de C.V.
MSA Canada Inc.	Canada	100% by MSA International, Inc.

Schedule 5.2 -- 2

Name	State or Other Jurisdiction of Incorporation	Holders of Equity Interests and Percentages
MSA de Columbia S.A.S.	Columbia	99% by MSA Canada Inc. and 1% by MSA International, Inc.
MSA do Brasil Ltda.	Brazil	100% by MSA Canada Inc.
MSA (Britain) Ltd.	United Kingdom	100% by MSA International, Inc.
MSA Japan Ltd.	Japan	100% by MSA International, Inc.
MSA S.E. Asia Pte. Ltd.	Singapore	100% by MSA International, Inc.
PT MSA Indonesia Ltd.	Indonesia	99% by MSA International, Inc. and 1% by MSA S.E. Asia Pte. Ltd.
MSA (Thailand) Ltd.	Thailand	100% by MSA International, Inc.
Mine Safety Fifty Ireland	Ireland	100% by MSA International Holdings B.V.
General Monitors Ireland Ltd	Ireland	100% by Mine Safety Fifty Ireland
General Monitors Systems, LLC	Nevada	70% by General Monitors Transnational, LLC and 30% by Mine Safety Appliances Company, LLC
Electrasem LLC	California	100% by General Monitors Transnational, LLC
Gassonic A/S	Denmark	70% by General Monitors Transnational, LLC and 30% by MSA International Holdings B.V.
General Monitors Pacifica, Pte. Ltd.	Singapore	100% by General Monitors Transnational, LLC
General Monitors Systems Asia Pte. Ltd.	Singapore	100% by General Monitors Systems, LLC
Safety Works, LLC	Pennsylvania	64.4% by Mine Safety Appliances Company, LLC
MSA AUER Service GmbH	Germany	100% by MSA Europe GmbH
MSA Safety, LLC	Russia	99% by MSA International Holdings B.V. and 1% by MSA Eurex B.V. (EU Trading Company)
MSA Safety Development, LLC	Pennsylvania	100% by MSA Worldwide, LLC
MSA Technology, LLC	Pennsylvania	100% by MSA Safety Development, LLC
MSA Innovation, LLC	Pennsylvania	100% by MSA Safety Development, LLC

Schedule 5.2 -- 3

SCHEDULE 5.12

ERISA COMPLIANCE

None.

Schedule 5.12 -- 1

SCHEDULE 10.1

EXISTING INDEBTEDNESS

None.

Schedule 10.1 -- 1

SCHEDULE 10.2

EXISTING LIENS

Jurisdiction and Thru-Date	Debtor	Secured Party	Filing Information	Collateral Description
Pennsylvania Department of State (2/4/14)	Mine Safety Appliances Company 121 Gamma Drive Pittsburgh, PA 15230	General Electric Capital Corporation 10 Riverview Drive Danbury, CT 06810
#2006010600577 filed 1/6/06

#2008021203457 filed 2/12/08 (Debtor Name Change Amendment)

#2010120107662 filed 12/1/10 (Continuation Statement)

#2010122105507 filed 12/21/10 (Restated Collateral Description)

All accounts in which Honeywell International Inc. is the account debtor that are purchased by secured party from debtor pursuant to that certain Agreement between secured party and debtor dated October 12, 2000, as such Agreement may be amended, restated and/or supplemented from time to time, together with all proceeds thereof (exclusive of the purchase price paid by secured party for such accounts).

Pennsylvania Department of State (2/4/14)	Mine Safety Appliances Company 121 Gamma Drive RIDC Industrial Park Pittsburgh, PA 15238	NMHG Financial Services, Inc. P.O. Box 35701 Billings, MT 59107-5701	#2010102105527 filed 10/21/10
Lessee/Lessor filing

All of the equipment now or hereafter leased by lessor to lessee; and all accessions, additions, replacements, and substitutions thereto and therefore; and all proceeds including insurance proceeds thereof.

Pennsylvania Department of State (2/4/14)	Mine Safety Appliances 1000 Cranberry Woods Drive Cranberry Twp, PA 16066	Bud Behling Leasing, Inc. 100 Old Pond Road Bridgeview, PA 15017	#2011071202705 filed 7/11/11	2011 Custom Made Trailer – VIN: 1T9FS0811BA282013 2011 Custom Made Trailer – VIN: 1T9FS081XBA282012
Pennsylvania Department of State (2/4/14)	Mine Safety Appliances Company 1000 Cranberry Woods Drive Cranberry Township, PA 16066	PNC Equipment Finance, LLC 995 Dalton Avenue Cincinnati, OH 45203	#2011072605560 filed 7/25/11	Seller interests under Master Sale and Assignment Agreement dated June 27, 2011 between debtor/seller and secured party/buyer and all Equipment leased thereunder. See Attachment A.

Schedule 10.2 -- 1

Jurisdiction and Thru-Date	Debtor	Secured Party	Filing Information	Collateral Description
Pennsylvania Department of State (2/4/14)	Mine Safety Appliances Company 11000 Cranberry Woods Drive Cranberry Township, PA 16066	PNC Equipment Finance, a division of PNC Bank Canada Branch The Exchange Tower 130 King Street West Suite 2140 Toronto, ON M5X 1E4 Canada	#2011072803344 filed 7/27/11
Seller interests under Canadian Rider to Master Sale and Assignment Agreement dated June 27, 2011 between debtor/seller and secured party/buyer and all Equipment leased thereunder. See Attachment A (Leases) and Exhibit A (Property Description).

Pennsylvania Department of State (2/4/14)	Mine Safety Appliances Company 1000 Cranberry Woods Drive Cranberry Twp, PA 16066	Ikon Financial Svcs 1738 Bass Rd. Macon, GA 31210-1043	#2011123000091 filed 12/30/11
Lessee/Lessor filing

All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement/Lease No. 1008365, Product Schedule No./Agreement No. OS643A31, as amended from time to time, between IOS Capital, LLC as lessor, and the lessee/debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from.

CUSTOMER: 37737 RIMP4001SP C23046216 RIMPC2551 C23046206 RIMPC4501 C23046217 RIMPC4501 C23046218 RIMPC4501 C23046219 RIMPC5501 C23046220 RIMP3351SP C23046214 RIMP2851SP C23046333 RIMP2851SP C23046235 RIMPC6501 C23046207 RIMP3351SP C23046309

This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.

Pennsylvania Department of State (2/4/14)	Mine Safety Appliances Company 3880 Meadowbrook Road Murrysville, PA 15668	Maruka USA, Inc. 1062 N. Garfield Street Lombard, IL 60148	#2013040103067 filed 3/29/13
One (1) new Toyo injection molding machine, model SI-500V, SN: 1697019 with PLCS-12 controls and options as listed on the Proforma Invoice and inclusive of all accessions, additions, improvements, tooling, attachments, manuals and insurance proceeds

Pennsylvania Department of State (2/4/14)	Mine Safety Appliances Company 3880 Meadowbrook Road Murrysville, PA 15668	Maruka USA, Inc. 1062 N. Garfield Street Lombard, IL 60148	#2013040103079 filed 3/29/13
One (1) new Toyo injection molding machine, model SI-500V, SN: 1697020 with PLCS-12 controls and options as listed on the Proforma Invoice and inclusive of all accessions, additions, improvements, tooling, attachments, manuals and insurance proceeds

Schedule 10.2 -- 2

Jurisdiction and Thru-Date	Debtor	Secured Party	Filing Information	Collateral Description
Pennsylvania Department of State (2/21/14)	Mine Safety Appliance Company 1000 Cranberry Woods Drive Cranberry Township, PA 16006	Arrow Electronics Inc. 50 Marcus Drive Melville, NY 11747	#2006101202624 filed 10/10/06 #2011100304733 filed 10/3/11 (Continuation Statement)	Collateral – Those products stored in the in-plant store facility and those products sold by secured party to debtor pursuant to that In-Plant Store Agreement dated July 9, 2006 between the parties
Pennsylvania Department of State (2/21/14)	Mine Safety Appliance 121 Gamma Dr. Pittsburgh, PA 15238-2919	Ikon Financial SVCS 1738 Bass Rd. Macon, GA 31210-1043	#2009072205365 filed 7/22/09
Lessee/Lessor filing

All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement/Lease No. 1008365, Product Schedule No./Agreement No. OS643B21, as amended from time to time, between IOS Capital, LLC as lessor, and the lessee/debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from.

CUSTOMER: 37737 RIMPC4000 C2302065 RIMPC4000 C23020595 RIMPC4000 C23020597 RIMPC4000 C23020599 RIMPC4000 C23020596 RIMP4000SP C23020598
(Please note some of the above-listed numbers were cut-off on the UCC copy)

This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.

Pennsylvania Department of State (2/21/14)	Mine Safety Appliance 121 Gamma Dr. Pittsburgh, PA 15238-2919	Ikon Financial SVCS 1738 Bass Rd. Macon, GA 31210-1043	#2011011900070 filed 1/19/11	CUSTOMER: 37737 RIMPC4501 C23037569 RIMPC4501 C23037570 RIMPC4501 C23037571 RIMPC4501 C23037572 RIMPC4501 C23037573 RIMPC4501 C23037574

Schedule 10.2 -- 3

Jurisdiction and Thru-Date	Debtor	Secured Party	Filing Information	Collateral Description
Pennsylvania Department of State (2/21/14)	Mine Safety Appliance 1000 Cranberry Woods Drive Cranberry Township, PA 16006	Ikon Financial SVCS 1738 Bass Rd. Macon, GA 31210-1043	#2011051900953 filed 5/19/11
Lessee/Lessor filing

All equipment now or hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement/Lease No. 1008365, Product Schedule No./Agreement No. OS643A26, as amended from time to time, between IOS Capital, LLC as lessor, and the lessee/debtor, including, without limit, the equipment listed below, and all additions, improvements, attachments, accessories, accessions, upgrades and replacements related thereto, and any and all substitutions or exchanges, and any and all products, insurance and/or other proceeds (cash and non-cash) there from.

CUSTOMER: 37737 RIMP3351SP C23040893 RIMP201SPF C23040840 RIMPC3501 C23040925 RIMP2851SP C23040907 FUFI-6670A 003410 RIMP4001SP C23040862 RIMPC4501 C23040850 RIMPC4501 C23040851 RIMPC4501 C23040852 RIMP3351SP C23040895 RIMP3351SP C23040894 RIMP3351SP C23040892 RIMPC4501 C23040830 RIMPC4501 C23040829

This statement is filed in connection with a lease transaction and is filed for precautionary purposes only.

Nevada Department of State (2/11/14)	General Monitors, Inc. 26776 Simpatica Circle Lake Forest, CA 92630	Arrow Electronics, Inc. 50 Marcus Drive Melville, NY 11747	#2009009285-1 filed 4/10/09
Collateral – Those products stored in the segregated area of debtor’s facility designated as secured party’s consigned inventory storage area and those products sold by secured party to debtor pursuant to that Consigned Inventory Agreement dated July 1, 2003 by and between debtor and secured party

Schedule 10.2 -- 4

SCHEDULE 10.3

EXISTING GUARANTEES

Guarantees listed in the table below:

Guarantees

Guarantor	To	Purpose	On Behalf	Amount	Currency	Balance (USD)
Mine Safety Appiances Company	MSA Auer Berlin Works Council	Voluntary Retirement Payments	MSA Auer GmbH	3,000,000.00	EUR	4,123,500.00

* EUR conversion rate at 12/31/13 1.3745

Schedule 10.3 -- 1

SCHEDULE 10.4

PERMITTED INVESTMENTS

None.

Schedule 10.4 -- 1

SCHEDULE 10.8

EXCLUDED SUBSIDIARIES

Name	State or Other Jurisdiction of Incorporation
MSA Europe GmbH	Germany
Mine Safety Romania S.R.L.	Romania
MSA-Auer Sicherheitstachnik Vertriebs GmbH	Austria
MSA Safety Czech s.r.o.	Czechoslovakia
MSA AUER GmbH	Germany
MSA Nederland B.V.	Netherlands
MSA Italiana S.p.A.	Italy
MSA Belgium N.Y.	Belgium
MSA AUER Schweiz GmbH	Switzerland
MSA Nordic AB	Sweden
MSA Sordin AB	Sweden
Microsensor Systems Inc.	Kentucky
MSA de Mexico S.A. de C.V.	Mexico
Safety Supply Specialists Inc.	Delaware
MSA Española S.A.U.	Spain
MSA Far East LTD.	Delaware
Braddock Insurance Company	Bermuda
MSA de Chile Ltda.	Chile
Wuxi - MSA Safety Equipment Co. Ltd.	China
SAMSAC	South Africa
Select Personal Protective Equipment (PTY) Ltd.	South Africa
SAMSAC Africa (Proprietary) Ltd.	South Africa
MSA Select Ltd.	Zambia
MSA (India) Limited	India
MSA del Peru S.A.C.	Peru
MSA (Aust.) Pty. Ltd.	Australia
MSA Middle East	UAE branch office of Mine Safety Appliances Company, LLC
EYMSAL Safety Solutions Inc. LLC	Egypt
MSA Egypt LLC	Egypt
Mine Safety Funding Corp.	Delaware
MSA International Holdings B.V.	Netherlands
MSA Eurex B.V. (EU Trading Company)	Netherlands
Mine Safety Ireland	Ireland
MSA Safety Hungary Ltd.	Hungary
MSA Safety Sp: z.o.o.	Poland
MSA Gallet Holding	France

Exhibit 10.1(d)
A/75932249.10

Name	State or Other Jurisdiction of Incorporation
MSA Gallet SAS	France
MSA Gallet Morocco	Morocco
MSA Safety Malaysia Sdn. Bhd.	Malaysia
MSA Middle East FZE	UAE
MSA Hong Kong Ltd.	Hong Kong
MSA (China) Safety Equipment Co., Ltd.	China
MSA (Suzhou) Safety Equipment R&D Co., Ltd.	China
Compañia MSA de Argentina S.A.	Argentina
MSA de Mexico Servicios S.A. de C. V.	Mexico
MSA Canada Inc.	Canada
MSA de Columbia S.A.S.	Columbia
MSA do Brasil Ltda.	Brazil
MSA (Britain) Ltd.	United Kingdom
MSA Japan Ltd.	Japan
MSA S.E. Asia Pte. Ltd.	Singapore
PT MSA Indonesia Ltd.	Indonesia
MSA (Thailand) Ltd.	Thailand
Mine Safety Fifty Ireland	Ireland
General Monitors Ireland Ltd	Ireland
General Monitors Systems, LLC	Nevada
Electrasem LLC	California
Gassonic A/S	Denmark
General Monitors Pacifica, Pte. Ltd.	Singapore
General Monitors Systems Asia Pte. Ltd.	Singapore
Safety Works, LLC	Pennsylvania
MSA AUER Service GmbH	Germany
MSA Safety, LLC	Russia

Schedule 10.8 -- 2